UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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VARONIS SYSTEMS, INC.

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VARONIS SYSTEMS, INC.
1250 Broadway, 29th Floor
New York, NY 10001

NOTICE OF 2021 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

DATE AND TIME:	May 25, 2021 at 10:00 a.m., Eastern Daylight Time

PLACE:	The 2021 Annual Meeting will be held in a virtual format at the following virtual meeting site: www.virtualshareholdermeeting.com/VRNS2021

ITEMS OF BUSINESS:	(1) To elect three Class I director nominees listed in the Proxy Statement;

(2) To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

(3) To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited, as the independent registered public accounting firm of the Company for 2021; and

(4) To transact such other business as may properly come before the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2021 Annual Meeting of Stockholders.

WHO CAN VOTE:	The record date for the Annual Meeting is March 31, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

VOTING:	Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares by telephone, through the internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Even if you have voted by proxy card, you may still vote if you attend the Annual Meeting via the internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, if you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

STOCKHOLDER LIST:	A list of the names of stockholders entitled to vote at the Annual Meeting will be available to stockholders for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact James Arestia, Director of Investor Relations, at jarestia@varonis.com or at (646) 640-2149, if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the Annual Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/VRNS2021.

By Order of the Board of Directors,

/s/ Yakov Faitelson

 Chief Executive Officer, President
and Chairman of the Board of Directors

April 12, 2021
New York, NY

Important notice regarding the availability of Proxy materials for the meeting to be held virtually on May 25, 2021 at 10:00 a.m., Eastern Daylight Time at www.virtualshareholdermeeting.com/VRNS2021.

This Notice of the 2021 Annual Meeting of Stockholders of Varonis Systems Inc. (“we”, “us”, “Varonis”, or the “Company) and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 12, 2021, and the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.proxyvote.com.

1250 Broadway, 29th Floor
New York, NY 10001

A Message from our Founder and Chief Executive Officer

Dear Fellow Stockholders, Customers, Partners and Employees:

This past year brought unprecedented challenges to so many of us across the world. Almost every company, industry and person was unfortunately impacted by the COVID-19 pandemic, and our thoughts and well wishes are with everyone who has been affected. During this very difficult time, we acted quickly and decisively in response to rapidly evolving circumstances, and our primary focus was on protecting our employees and executing on our business plan.

COVID-19 continues to impact and reshape the global economy and the lives of people everywhere. Despite this, Varonis had an outstanding 2020, which included:

●	the formal completion of our transition to a subscription model, in what we believe was record pace;

●	annualized recurring revenue (“ARR”) of $287.3 million as of the end of Q4, representing growth of 37% year-over-year;

●	full year revenues of $292.7 million, above the high end of our pre-COVID guidance;

●	the strengthening of our balance sheet through a $253 million convertible notes offering in 2020, and a $517 million follow-on offering in 2021; and

●	the completion of our acquisition of Polyrize Security Ltd., our first-ever acquisition, which we believe will better position us to address our customers’ needs as they move sensitive data to additional cloud applications and infrastructure.

We are proud of our 2020 performance, but our focus is on the future, where we believe Varonis has an important long-term opportunity to fulfill its mission of protecting sensitive data for our customers. The global digital transformation we are witnessing is in turn fueling secular trends, including cybercrime, regulation, and the need for automation, that are impacting all of our customers and creating strong demand for the Varonis Data Security Platform. This demand, coupled with the power and flexibility of our subscription model, are why customers increasingly describe our platform as a “must have”.

Today, driven by an addressable market of more than $25 billion, Varonis remains well positioned to continue helping organizations around the world with the ever-increasing need to secure and protect their sensitive data. I could not be prouder of how we maneuvered and adapted amidst a global crisis. I am confident that today, Varonis is stronger than it has ever been, and believe we are prepared to capitalize on the digital transformation and execute on the market opportunity we see.

Invitation to the Annual Meeting

On behalf of the Board of Directors, I warmly invite you to attend the 2021 Annual Meeting of Stockholders of Varonis Systems, Inc., to be held at 10:00 a.m., Eastern Daylight Time, on May 25, 2021, at www.virtualshareholdermeeting.com/VRNS2021. This year, similar to the previous year, the meeting will be held virtually through a live webcast in an abundance of caution to safeguard against the COVID-19 pandemic. The virtual annual meeting will provide our stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

The Notice of Annual Meeting and Proxy Statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about April 12, 2021 to our stockholders of record as of the close of business on March 31, 2021. We also provided access to our proxy materials over the internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the internet or by telephone. In addition, you may vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials (or voting instruction form, if you hold your shares through a broker, bank or other nominee).

We encourage you to vote by any of these methods even if you currently plan to attend the 2021 Annual Meeting of Stockholders. By doing so, you will ensure that your shares are represented and voted at the 2021 Annual Meeting of Stockholders. If you decide to attend the 2021 Annual Meeting of Stockholders via the internet, you can still vote your shares if you wish.

On behalf of the Board of Directors, I thank you for your cooperation and for considering the matters presented in the Proxy Statement.

Very truly yours,

/s/ Yakov Faitelson

Chief Executive Officer, President
and Chairman of the Board of Directors

April 12, 2021

Fiscal 2020 Business Highlights

$292.7 million	$287.3 million	110%
Full Year Revenues	Annual Recurring Revenues	Subscription Revenue Growth
(Above high end of our pre-COVID guidance)	(As of Dec. 31, 2020 – 37% y/y growth)

2020 was a strong year for Varonis. A year ago, we had just completed what we believe was one of the fastest transitions to a subscription model in the history of software. Our momentum was interrupted in mid-March as the full force of COVID-19 hit companies around the world, including Varonis, and the immediate focus quickly turned to enabling employees to work from home almost overnight. Toward the end of the first quarter, as the impact of COVID increased by the day, closing deals on time became more difficult, and for the first time as a public company, we missed our quarterly financial guidance.

However, once companies addressed the immediate needs of employee safety and business continuity, they realized their remote workforce was more dependent than ever on access to sensitive data on prem and in the cloud, exposing them to heightened risks. As a result, we started to see a significant increase in the use of our platform by new and existing customers, and our pipeline became stronger.

Our business continuously improved each quarter throughout the year, ending 2020 with an outstanding fourth quarter in which we achieved 31% revenue growth year-over-year. As a result, we were ultimately able to exceed the high end of our full year 2020 revenue guidance that we provided before the COVID-19 pandemic began.

Overall, we believe our 2020 results demonstrate that strong customer demand, combined with the power of the subscription model, is accelerating revenue growth, driving operating leverage and strengthening our financial model. As shown below, 98% of our fourth quarter 2020 revenues were recurring, compared to less than 40% in Q4 2018, before we started the subscription transition.

Throughout 2020, as we still saw revenue headwinds from the subscription transition (particularly at the beginning of the year), we encouraged investors to focus on ARR, a key performance indicator (“KPI”) for subscription companies. At the end of Q4 2020, ARR was $287.3 million, representing year-over-year growth of 37%. As the subscription mix as a percentage of license revenues became more comparable on a year-over-year basis over the course of 2020, and as we capitalized on the strengthening demand for our platform, we also saw an acceleration of revenue growth, culminating in 31% year-over-year growth for the fourth quarter.

The move to a subscription model was primarily driven by the demand from customers to utilize a greater number of licenses, and to track whether we were delivering on this demand, we introduced a new KPI for investors in 2020: the percentage of our customers with 500 employees or more who purchase four or more licenses and six or more licenses. As shown below, these metrics showed strong growth in 2020, as the percentage of customers with 500 employees or more who purchase four or more licenses increased from 54% in Q4 2019 to 63% in Q4 2020, and those who purchased six or more licenses increased from 20% to 30% during the same period.

We are proud of our 2020 financial results and are excited to capitalize on what we view as a long-term opportunity ahead of us.

VARONIS SYSTEMS, INC.
PROXY STATEMENT
TABLE OF CONTENTS

i

VARONIS SYSTEMS, INC.
1250 Broadway, 29th Floor
New York, NY 10001

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

May 25, 2021

This Proxy Statement is being furnished to the stockholders of Varonis Systems, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at the 2021 Annual Meeting of Stockholders to be held at the date and place detailed below.

PROXY STATEMENT SUMMARY

This summary highlights information about the Company and certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING

2021 Annual Meeting of Stockholders

Place: www.virtualshareholdermeeting.com/VRNS2021	Date: May 25, 2021

Record Date: March 31, 2021	Time: 10:00 a.m., Eastern Daylight Time

Voting Matters and Board Recommendations

Proposal	Board Vote Recommendation	Page
Proposal 1 – Election of Directors	FOR each of the nominees	3
Proposal 2 – Advisory Vote to Approve Executive Compensation	FOR	10
Proposal 3 – Auditor Ratification Proposal	FOR	12

Casting Your Vote

	How to Vote	Stockholders of Record (Shares registered in your name with Varonis’s transfer agent)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
	Visit the applicable voting website	www.proxyvote.com	www.proxyvote.com
Internet

	Within the United States, U.S. Territories and Canada, call toll-free	1-800-690-6903	Refer to voting instruction form.
Telephone
Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided to you.
Mail
	Vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VRNS2021		Refer to voting instruction form.
Virtually

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

Board Nominees

You are being asked to vote on the following three nominees for directors to serve in Class I, with a term expiring at the 2024 Annual Meeting of Stockholders. Information about each director’s experiences, qualifications, attributes and skills can be found in the section below titled “Proposal No. 1: Election of Directors”.

Name	Age	Director Since	Independent	Committee Memberships
				AC	CC	NCGC	TC
Gili Iohan	45	2017	Yes
Ofer Segev	61	2015	Yes
Rachel Prishkolnik	53	Nominee	Yes

AC: Audit Committee

CC: Compensation Committee

NCGC: Nominating and Corporate Governance Committee

TC: Technology Committee

CORPORATE GOVERNANCE HIGHLIGHTS

●    8 of our 9 Directors are independent

●    Independent Lead Director

●    Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist solely of independent directors

●    22% of our Directors are women

●    Robust risk oversight by Board and committees

●    Executive sessions of independent directors

●     At least 75% average Board and committee meeting attendance for each director in 2020

●     Focus on board refreshment, with 33% of Board having served six years or fewer

●     Annual Board and Board committee self-evaluations

●     No stockholder rights plan or “poison pill”

●     Single class of shares so that all stockholders have an equal vote

●     Comprehensive code of ethics and business conduct and corporate governance guidelines (“Corporate Governance Guidelines”)

●     Compensation “claw-back” policy

●     Stock ownership guidelines for directors and executive officers

●     Policy prohibiting hedging and pledging of shares owned by directors, executive officers and employees

●     Social initiatives stemming from Corporate Responsibility beliefs

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes. We refer to these classes as Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. The terms of our directors will expire upon the election and qualification of successor directors (which may be incumbent directors) as follows: for Class I directors, at the Annual Meeting; for Class II directors, at the 2022 Annual Meeting of Stockholders; and for Class III directors, at the 2023 Annual Meeting of Stockholders.

The Board of Directors presently has nine members, with three directors in each class. As stated above, the term of each of the three Class I directors expires at the Annual Meeting. The Board of Directors determined that Rona Segev-Gal will not be standing for reelection to the Board of Directors at the Annual Meeting. Ms. Segev-Gal will serve out the remainder of her term, which will end at the Annual Meeting. The Company is grateful to Ms. Segev-Gal for her years of service on the Board of Directors. In addition, the Board of Directors unanimously nominated Rachel Prishkolnik, who is not currently a director, for election to the Board of Directors as a Class I director at the Annual Meeting. If elected at the Annual Meeting, each of the director nominees will serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative “for” votes will be elected. Each person nominated for election has consented to being named in this Proxy Statement and to serve if elected. The nominees are not being nominated pursuant to any arrangement or understanding with any person.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, “for” the election of the nominees named below. If any nominee becomes unavailable for election as a result of any presently unforeseen reason, the persons named as proxies will have the right to use their discretion to vote shares pursuant to such proxy for a substitute. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required, and all of the nominees have indicated that they will be willing and able to serve as directors.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

CLASS I DIRECTOR NOMINEES

Age: 45	GILI IOHAN

Position, Principal Occupation and Professional Experience:

Partner, Ion Crossover Partners. Ms. Iohan has served as a director since April 2017. Ms. Iohan is a partner at Ion Crossover Partners, an investment firm. Ms. Iohan served as the Company’s first Chief Financial Officer from 2005 until March 2017. During her twelve-year tenure, she was responsible for the Company’s finance, accounting, back-office operations and human resources. Prior to joining us, Ms. Iohan was a partner at NextAge Co. Ltd. for six years, a firm specializing in providing customized budgeting and controllership environments, strategic business planning and structuring, financial and accounting issue resolution for businesses of all sizes. While at NextAge Co. Ltd., Ms. Iohan served as a Chief Financial Officer and Strategic Financial Consultant for several companies, including SolarEdge. Previously, Ms. Iohan served as a Senior Financial Manager at M-Systems Inc. and held a position at KPMG LLP.

Other Current and Past Directorships: Ms. Iohan serves as a director at Fiverr International Ltd (NYSE: FVRR).

Director Qualifications: Our Board of Directors believes that Ms. Iohan possesses specific attributes that qualify her to serve as a director, including her long history at our Company and financial experience in the software and technology industry which she gained as a chief financial officer of several companies, as well as accounting experience.

Age: 61	OFER SEGEV

Position, Principal Occupation and Professional Experience:

Chief Financial Officer, Windward Ltd. Mr. Segev has served as a director since February 2015. Since 2019, he has served as Chief Financial Officer at Windward Ltd. Mr. Segev has over 25 years of management experience in the high-tech and services sectors. From February 2017 to October 2019, Mr. Segev served as the Chief Financial Officer and Chief Operating Officer at AlgoSec, Inc., a network security policy management solutions provider. Prior to joining AlgoSec, from November 2014 to April 2015, he served as the Vice President of Finance and Chief Financial Officer of AudioCodes Limited, a communications company publicly traded on the NASDAQ Global Select Market. Prior to AudioCodes, Mr. Segev served at different times as the Chief Executive Officer and Chief Financial Officer of Ness Technologies, Inc., a provider of IT services whose shares were formerly traded on the NASDAQ Global Select Market. Mr. Segev has also been the Chief Executive Officer and Chief Financial Officer of various other companies, including Attunity, and was a partner at Ernst & Young.

Other Current and Past Directorships: Mr. Segev served at Ness Technologies Srl.

Director Qualifications: Our Board of Directors believes that Mr. Segev possesses specific attributes that qualify him to serve as a director, including his management and financial experience in the technology industry which he gained by serving as chief executive officer and chief financial officer of several companies, including publicly traded companies.

Age: 53	RACHEL PRISHKOLNIK

Position, Principal Occupation and Professional Experience:

VP General Counsel & Corporate Secretary, SolarEdge Technologies, Inc. Rachel Prishkolnik has been Vice President, General Counsel and Corporate Secretary of SolarEdge Technologies, Inc. (“SolarEdge”), a global leader in smart energy technology, since 2010. Prior to joining SolarEdge, Ms. Prishkolnik served as the Vice President, General Counsel & Corporate Secretary of Gilat Satellite Networks Ltd. (“Gilat”). At Gilat she held various positions beginning as Legal Counsel in 2001 and becoming Corporate Secretary in 2004 and Vice President, General Counsel in 2007. Prior to Gilat, she worked at the law firm of Jeffer, Mangels, Butler & Marmaro LLP in Los Angeles. Ms. Prishkolnik holds an LLB law degree from the Faculty of Law at the Tel Aviv University and a B.A. from Wesleyan University in Connecticut. She is licensed to practice law and is a member of the Israeli Bar.

Other Current and Past Directorships: None.

Director Qualifications: Our Board of Directors believes that Ms. Prishkolnik possesses specific attributes that qualify her to serve as a director, including her experience as a general counsel of a publicly traded company with experience navigating complex legal and regulatory matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE AS A CLASS I DIRECTOR,
FOR A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING OF
STOCKHOLDERS.

CONTINUING DIRECTORS

Class II Directors Whose Term Expires in 2022

Age: 61	KEVIN COMOLLI

Position, Principal Occupation and Professional Experience:

Partner, Accel. Mr. Comolli has served as a director since December 2004. Mr. Comolli has been a partner at Accel, a global venture capital and growth equity firm, since 2000.

Other Current and Past Directorships: Mr. Comolli has experience serving as a director of more than ten private software companies.

Director Qualifications:  Our Board of Directors believes that Mr. Comolli possesses specific attributes that qualify him to serve as a director, including his experience in the software and technology industry as an investment professional and member of the boards of other companies in the industry.

Age: 65	JOHN J. GAVIN, JR.

Position, Principal Occupation and Professional Experience:

Director, Varonis Systems, Inc. Mr. Gavin has served as a director since January 2013. Mr. Gavin is an industry veteran with more than 40 years of financial and operational management experience. He most recently served as the Executive Vice President and Chief Financial Officer for BladeLogic, the leading data center automation software provider. Prior to joining BladeLogic, Mr. Gavin served as the Chief Financial Officer for several companies, including Data General Corporation, Cambridge Technology Partners (CTP) and NaviSite, Inc. Mr. Gavin also worked in various positions in the audit practice of Price Waterhouse from 1978 to 1988.

Other Current and Past Directorships: Mr. Gavin serves as a director of Cimpress plc (NASDAQ: CMPR), formerly known as Vistaprint N.V., following its redomestication from Vistaprint Limited. Mr. Gavin served as a director of BroadSoft, Inc. from 2010 to 2018 and Qlik Technologies Inc. from 2010 to 2016.

Director Qualifications: Our Board of Directors believes that Mr. Gavin possesses specific attributes that qualify him to serve as a director, including his experience as a chief financial officer of multiple public companies, as a member of the board, audit, compensation and nominating & governance committees of other publicly traded companies in the software and technology industry, and for his financial expertise.

Age: 74	FRED VAN DEN BOSCH

Position, Principal Occupation and Professional Experience:

Director, Varonis Systems, Inc. Mr. van den Bosch has served as a director since January 2013. He is a private investor and business consultant. Mr. van den Bosch has been involved in the architecture and design of hardware and software systems for technology companies. His background spans many technical disciplines including operating systems, storage management, high performance computing, enterprise software-as-a-service, application performance monitoring, and software engineering. Previously, he served as Chief Executive Officer of Librato, Inc. Before that, he served as Chief Executive Officer of PANTA Systems, Inc., as Executive Vice President Engineering and Chief Technology Officer at VERITAS Software, Inc., and in various engineering and management positions at the Computer Systems Division of Philips Electronics. Mr. van den Bosch also serves as an advisor to Codota Dot Com Ltd., OSNexus, Inc., RepliXio Ltd., Robin Systems, Inc., Thehintbox!, Inc. and Ultimaker B.V.

Other Current and Past Directorships: Mr. van den Bosch serves as a director of Reposify Ltd., Today Boost Ltd. and Trailze Ltd., all of which are private companies. Mr. van den Bosch previously served as a director of VERITAS Software, Inc., Librato Inc., Neebula Systems Ltd., SmartPay Ltd., and sPark Parking Technologies Ltd.

Director Qualifications: Our Board of Directors believes that Mr. van den Bosch possesses specific attributes that qualify him to serve as a director, including his many years of operational experience from holding various executive positions at software and technology companies, including chief executive officer and chief technology officer, and his patent and licensing expertise.

Class III Directors Whose Term Expires in 2023
Age: 45	YAKOV FAITELSON

Position, Principal Occupation and Professional Experience:

Chief Executive Officer, President, Co-founder and Chairman, Varonis Systems, Inc. Mr. Faitelson is our co-founder and has served as our Chief Executive Officer, President and Chairman of the Board of Directors since 2004. Mr. Faitelson leads the management, strategic direction and execution of the Company’s vision. With extensive cross-functional experience in storage, networking, operating systems and application software, Mr. Faitelson saw the necessity and opportunity for next-generation data management and protection automation. Together, he and Mr. Korkus conceived and developed the MetaData Framework technology that now serves as the foundation for the Varonis Data Security Platform. Under his leadership, Varonis has experienced significant growth, cultivated a worldwide customer base and forged a leading position in the data governance market. Prior to becoming our Chief Executive Officer, President and Chairman, Mr. Faitelson held leadership positions in the global professional services and systems integration divisions of NetVision, Inc. and NetApp, Inc.

Other Current and Past Directorships: Mr. Faitelson serves as a director of Jivry, Inc., a private company. Mr. Faitelson served as a director of E8 Storage prior to its acquisition by Amazon.

Director Qualifications: Our Board of Directors believes that Mr. Faitelson possesses specific attributes that qualify him to serve as a director, including his long history as our founder and chief executive officer and the associated knowledge and perspective he brings, and his operational experience from holding various leadership positions at technology companies and deep understanding of the software and technology industry.

Age: 70	THOMAS F. MENDOZA

Position, Principal Occupation and Professional Experience:

Director, Varonis Systems, Inc. Mr. Mendoza has served as a director since June 2015. Mr. Mendoza was the Vice Chairman of NetApp, Inc., a storage and data management solutions provider, from March 2008 to August 2019, and was President from October 2000 to March 2008. Prior to 2000, he served in various capacities at NetApp, Inc., including senior vice president, worldwide sales and marketing, senior vice president, worldwide sales and vice president, North American sales.

Other Current and Past Directorships: Mr. Mendoza currently serves as a director of UiPath. Mr. Mendoza previously served as a director of ServiceSource International, Inc (NASDAQ: SREV) between 2011 and 2019 as well as many non-public technology companies.

Director Qualifications: Our Board of Directors believes that Mr. Mendoza possesses specific attributes that qualify him to serve as a director, including his operational experience from holding various leadership positions at multiple companies and his deep understanding of the software and technology industry.

OHAD KORKUS Age: 42

Position, Principal Occupation and Professional Experience:

Director and Co-founder, Varonis Systems, Inc. Mr. Korkus is our co-founder and has served as a director since December 2007. He also served as the Company’s Chief Technology Officer from 2007 until February 2018. Mr. Korkus has created several patents for permissions visualization, simulation and data analysis. Mr. Korkus, together with Mr. Faitelson, conceived and developed the MetaData Framework technology that now serves as the foundation for the Varonis Data Security Platform. His background spans multiple technical disciplines including storage, networking, operating systems and software development. Prior to joining us, Mr. Korkus was responsible for architecture, design and development of solutions at NetVision, Inc. and NetApp, Inc.

Other Current and Past Directorships: None.

Director Qualifications: Our Board of Directors believes that Mr. Korkus possesses specific attributes that qualify him to serve as a director, including his long history at our Company, his product and engineering expertise, and his experience in the software and technology industry.

PROPOSAL NO. 2: NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company is requesting that stockholders vote, on a non-binding basis, to approve the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Compensation Discussion and Analysis” section and the compensation tables and accompanying narrative discussion in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole.

Our executive compensation scheme is designed to motivate and reward exceptional performance in a straightforward and effective way, while also recognizing the size, scope, and notable achievements of our business. We believe that the compensation of our named executive officers appropriately reflects and rewards their significant contributions to the Company’s strong performance in a year that presented unique and unprecedented challenges for our executive team. We believe that the information we have provided in the “Executive Compensation” section of this Proxy Statement and, in particular, the information discussed in the section titled “Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. In accordance with the results of the vote we conducted at the 2018 Annual Meeting of Stockholders on the frequency of say-on-pay votes, we present a say-on-pay vote every year.

The say-on-pay vote is advisory and therefore is not binding on us, our Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers, as disclosed in this Proxy Statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider those concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We encourage stockholders to review the executive compensation disclosure in the “Compensation Discussion and Analysis” section and the compensation tables and accompanying narrative discussion in the “Executive Compensation” section of this Proxy Statement for the details of how our executive compensation policies and procedures operate and are designed to achieve the Company’s compensation objectives.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this Proposal No. 2. We ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the ‘Compensation Discussion and Analysis’ and the compensation tables and related narrative discussion under ‘Executive Compensation’ is hereby approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. E&Y has audited our financial statements since the fiscal year ended December 31, 2007. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or laws require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Board of Directors’ Audit Committee is submitting the selection of E&Y to the stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the stockholders fail to ratify the selection, it will be considered notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

As part of the evaluation of its independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In addition, in connection with the mandated rotation of the independent registered public accounting firm’s lead audit partner, the Audit Committee and the Audit Committee Chairperson are directly involved in the selection of E&Y’s lead audit partner. The Audit Committee and the Board of Directors believe that the continued retention of E&Y to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and December 31, 2019 by E&Y, our independent registered public accounting firm.

	Fiscal Year Ended
	2020	2019
	(in thousands)
Audit Fees (1)	$570	$550
Audit-Related Fees (2)	355	85
Tax Fees (3)	133	115
All Other Fees (4)	350	–
Total Fees	$1,408	$750

(1)	Audit fees relate to professional services rendered for the audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include fees for the issuance of convertible senior notes in May 2020, accounting consultations regarding financial accounting and reporting standards.

(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

(4)	All other fees relate to capital market advisory services.

All fees described above were pre-approved by the Audit Committee in accordance with the requirements of Regulation S-X under the Exchange Act, as described below.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm. Our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services, all of which are permitted to be provided by an independent registered public accounting firm under applicable securities laws.

Before it may be engaged for the fiscal year’s audit, the independent registered public accounting firm submits to the Audit Committee for approval a description of services it expects to render during that year.

The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee must pre-approve the services before engaging the independent registered public accounting firm for such services.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF E&Y AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR 2021.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Oversight Roles

Our Board of Directors oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee (which was established in July 2020 in order to assist our Board of Directors in its oversight of technology and innovation strategies, plans and operations, information, cybersecurity and data privacy risk management and third-party technology risk management). In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Corporate Governance Highlights

Our commitment to good corporate governance is reflected in several practices of our Board of Directors and its committees, as described below.

Independent Lead Director	The Board of Directors has an independent lead director (the “Lead Director”), because the Chairman of the Board of Directors is a non-independent member.
Committee independence	Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are all composed of independent directors.
Risk oversight	The Board of Directors and its committees regularly oversees risks related to Company strategy, including risks associated with cyber-attacks and data breaches.
Executive sessions	Independent members of the Board of Directors and its committees have the opportunity to meet periodically in executive sessions with no members of management present, following meetings of the Board of Directors or its committees, as applicable.
Board of Directors attendance	All directors attended at least 75% of meetings of the Board of Directors and any committees on which they served in fiscal year 2020.
Diversity	The composition of the Board of Directors encompasses a broad range of skills, expertise, industry knowledge and diversity. Approximately 22% of directors on the Board of Directors are women.
Board tenure	The Board of Directors’ balanced approach to refreshment results in an appropriate mix of newer directors and directors with experience with our Company. 33% of our Board of Directors has served for six years or fewer and Ms. Prishkolnik is a director nominee at this Annual Meeting. If Ms. Prishkolnik is elected, 50% of the Company’s independent directors will have served six years or fewer.
Board of Directors and committee self-evaluations	Each of the Board of Directors and its committees evaluates and discusses its respective performance and effectiveness annually.

Compensation risk mitigation measures	We maintain robust stock ownership guidelines, as well as a claw-back policy, and prohibit, without exception, hedging and pledging of our common stock by our employees, officers and directors.

Board Leadership

Director Independence

Our Board of Directors annually reviews its composition, structure, the composition of its committees and the independence of each director for both board and committee purposes. The determination of independence of members of the Board of Directors is based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships. In making this determination, the Board of Directors considers the relationships that each non-employee director has with us and all other facts and circumstances deemed relevant in determining their independence.

The Board of Directors has determined that all of its current directors and director nominees are “independent,” other than our Chairman, President and Chief Executive Officer, Mr. Yakov Faitelson, as that term is defined under the rules of The Nasdaq Stock Market LLC (“NASDAQ”) for purposes of serving on the Board of Directors. Although Mr. Korkus previously served as our Chief Technology Officer, his service ended in February 2018 and the Board of Directors believes that sufficient time has passed such that his relationship to the Company would not interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Our Current Board Leadership Structure

The Board of Directors is of the view that “one size” does not fit all, and thus does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer (“CEO”) and Chairman of the Board of Directors. Instead, the Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions, if the structure encourages free and open dialogue of competing views of directors and provides for strong checks and balances on management. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and enable the independent directors to oversee management effectively, while ensuring that the independent directors are fully informed about the Company’s business and strategy and, ready to discuss and debate key issues.

Periodically, our Board of Directors assesses the board leadership structure to ensure that it serves the interests of the Company and our stockholders and promotes the creation of long-term stockholder value. Currently, the Chairman of our Board is our CEO, and as a result of the Chairman’s non-independent status, our independent members of the Board of Directors elected an independent Lead Director.

The Board of Directors believes that its current leadership structure is appropriate for the Company at this time. The Board of Directors believes that the responsibilities of the Lead Director help to ensure appropriate oversight of the Company’s management by the Board of Directors and optimal functioning of the Board of Directors. The effectiveness of the Lead Director is enhanced by the Board of Directors’ independent character. For more information, see “Director Independence.”

Yakov Faitelson Chairman, President and Chief Executive Officer
Our CEO and Chairman positions are currently held by Yakov Faitelson. Our Board of Directors has determined that its current leadership structure is appropriate as our CEO, President and Chairman has extensive knowledge of all aspects of the Company, our business and risks and our customers. This experience allows the Board of Directors to understand the Company better and work closely with management to enhance stockholder value. In addition, the Board of Directors believes that this structure helps it fulfill more effectively its risk oversight responsibilities, and enhances the ability of the Chairman, President and CEO to communicate effectively the Board of Directors’ view to management.

John J. Gavin, Jr. Lead Director

Mr. Gavin has served as our Lead Director since October 24, 2019. The position of Lead Director is to be held by one of our independent directors and has responsibilities beyond those of the other directors, which may include but are not limited to the following areas:

●

Board leadership: organizing and chairing executive sessions of independent directors;

●

Chairman-independent director liaison: acting as a liaison between the President and Chairman and the Board of Directors;

●

Chief Executive Officer succession planning: leading a discussion of succession planning with the CEO and the chairperson of our Nominating and Corporate Governance Committee. Additionally, serving as temporary Chairman of the Board of Directors or CEO in the event that the Chairman of the Board of Directors or CEO is unable to fulfill his or her role due to a crisis or other event making leadership by current management inappropriate or ineffective;

●

Stockholder communications: making himself/herself available for direct communication with major stockholders; and

●

Board information and agendas: collaborating with the CEO on Board of Directors meeting agendas, approving these agendas and information sent to the Board of Directors and approving meeting schedules to ensure sufficient time for discussion of all agenda items.

The Lead Director serves for a one-year term and may serve for a maximum of five consecutive years.

Director Qualification Standards, Selection and Board Composition

The Nominating and Corporate Governance Committee is responsible for recommending to the Board of Directors candidates for all vacant directorships at stockholder meetings and reviews the full composition of the Board of Directors and its committees on an annual basis.

Stockholder Recommendations and Nominations of Directors

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders for election as directors.

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee and the Board of Directors, by supplying in writing to the Company the information required by the Company’s bylaws for stockholder nominations. After we verify that the person submitting the recommendation is indeed a stockholder and that the recommendation is otherwise properly submitted, the recommendation will be brought to the attention of the Nominating and Corporate Governance Committee, and, if the Nominating and Corporate Governance Committee so decides, the Board of Directors. The Nominating and Corporate Governance Committee and Board of Directors evaluate nominees recommended by stockholders in the same way they evaluate other nominees.

Stockholders who wish to nominate persons directly for election to the Board of Directors at the Company’s annual meeting of stockholders must meet the deadlines and other requirements set forth in the bylaws. Recommendations and nominations of directors must be mailed to the Company at 1250 Broadway, 29th Floor, New York, NY 10001, United States, Attn.: Chief Financial Officer and Chief Operating Officer. For more information, see “Other Matters — Stockholder Proposals and Nominations for 2022 Annual Meeting of Stockholders.”

Director Qualification Standards and Selection

Candidates for the Board of Directors are generally selected based on desired skills and experience in the context of the existing composition of the Board of Directors and needs of the Board of Directors and its committees at that time, including the requirements of applicable SEC and the NASDAQ rules. The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all candidates. In its consideration of the specific needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers diverse backgrounds so that the Board of Directors’ composition reflects a broad spectrum of experience and expertise.

✓  Demonstrated integrity and achievement

Candidates for membership to our Board of Directors, as well as directors sitting on our Board of Directors not up for re-election, should possess the highest personal and professional ethics, mature judgment, integrity and the ability to collaborate effectively with the other Board of Directors members. They are also expected to have demonstrated professional achievement and leadership capabilities, including expertise, corporate experience, and an understanding of the Company’s business, other commitments and the like.

✓  Time and availability

All candidates, as well as directors not up for re-election, must evidence a commitment to devote the substantial time and energy required of productive Board of Directors members. For more information, see “Expectations for Directors and Meetings of the Board of Directors.”

✓  Diversity and effective mix of tenures

Our Board of Directors and Nominating and Corporate Governance Committee consider it a top priority to maintain a Board of Directors composed of directors who bring to the table diverse viewpoints and perspectives, which may come in the form of diverse skills, professional experiences, ages and/or backgrounds. The Board of Directors believes that its record on board tenure and diversity, highlighted below, reflect this focus on effective and diverse board composition.

✓ Qualifications

Our Board of Directors and Nominating and Corporate Governance Committee seek candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our Company, such as management, cybersecurity, finance, sales, marketing, data privacy, data science, human resources and compliance/law.

Board Tenure

When recommending to the Board of Directors the slate of director nominees for election at an annual meeting of stockholders and reviewing directors not up for re-election, the Nominating and Corporate Governance Committee strives to maintain a healthy degree of board refreshment and prevent excessive entrenchment, while weighing the strong contributions delivered by directors with deep knowledge of our Company’s history and strategic long-term goals. Since 2015, three new directors have joined our Board of Directors, and Ms. Prishkolnik is a director nominee at this Annual Meeting.

Board Diversity

The Nominating and Corporate Governance Committee and the Board of Directors seek candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our Company, such as management, cybersecurity, finance, sales, marketing, data privacy, data science, human resources and compliance/law. The Nominating and Corporate Governance Committee also considers traditional diversity factors such as race and gender but currently has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process.

In identifying prospective director candidates for the Board of Directors, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee and the Board of Directors utilize the same criteria for evaluating candidates regardless of the source of the referral. Ms. Prishkolnik, who has been nominated by the Board of Directors for election at the Annual Meeting, was initially identified as a candidate for the Board of Directors by a director. After reviewing Ms. Prishkolnik’s qualifications, in light of the skills and qualifications appropriate for the Board of Directors, the Chairman of the Board and CEO, the Lead Director, the Chair of each committee of the Board of Directors, and the Nominating and Corporate Governance Committee each met with Ms. Prishkolnik. After discussion, the Nominating and Corporate Governance Committee voted unanimously to recommend Ms. Prishkolnik to the Board of Directors as a nominee. The entire Board of Directors reviewed Ms. Prishkolnik’s qualifications prior to nominating her for election by the stockholders. No fees were paid with respect to the nomination of Ms. Prishkolnik.

Expectations for Directors and Meetings of the Board of Directors

Directors are expected to attend Board of Directors and committee meetings on which they serve, and to meet as frequently as necessary in order to properly discharge their responsibilities. During the 2020 fiscal year, the Board of Directors met six times. Disclosure regarding meetings of the committees of the Board of Directors during the 2020 fiscal year can be found under “Committees of the Board of Directors.”

Topic	Company’s Expectation	2020 Result
Service on other public company boards

   The Company values the experience that directors bring from other boards but recognizes that the boards may present demands on a director’s time and availability.

    Directors are expected not to serve simultaneously on an excessive number of outside public company boards.

None of our directors serves on more than one other public company board.
Attendance at annual meetings of stockholders	To the extent reasonably practicable, directors should attend our annual meetings of stockholders.	All of our directors who were serving on our Board of Directors at the time of our 2020 Annual Meeting of Stockholders attended that meeting.
Attendance at Board of Directors and committee meetings	The Board of Directors expects that directors will dedicate sufficient time and attention to ensure diligent performance of their duties and will interact with each other in real-time to encourage open and inspired discussion.	Each of our directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the year for which he or she was a Board of Directors or committee member.

Committees of the Board of Directors

The Board of Directors has established various committees to assist it with the performance of its responsibilities. The Board of Directors designates the members of these committees and the committee chairs based on the recommendations of the Nominating and Corporate Governance Committee. The chairperson of each committee develops the agenda for its respective committee, and each committee regularly provides a full report to the Board of Directors.

The table below provides membership and meeting information for fiscal year 2020 for each of the Board of Directors committees.

DIRECTOR	INDEPENDENT	AUDIT COMMITTEE(1)	COMPENSATION COMMITTEE(2)	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE(3)	TECHNOLOGY COMMITTEE(4)
Yakov Faitelson, Chairman, President and CEO
Kevin Comolli	√

John J. Gavin, Jr. Lead Director	√
Gili Iohan	√
Ohad Korkus	√
Thomas F. Mendoza	√
Ofer Segev	√
Rona Segev-Gal	√
Fred van den Bosch	√

(1)	The members of our Audit Committee are Mr. Gavin, Mr. Segev and Mr. van den Bosch. Mr. Gavin is the Chairperson of our Audit Committee. The Board of Directors has determined that Mr. Gavin and Mr. Segev qualify as “audit committee financial experts” as defined in SEC rules. Audit committee members must satisfy independence requirements under SEC rules and additional independence requirements under the NASDAQ rules. The Board of Directors has considered the independence and other characteristics of each member of our Audit Committee and has determined that each of the members qualifies as independent pursuant to applicable SEC and NASDAQ rules.

(2)	The members of our Compensation Committee are Mr. Comolli and Ms. Segev-Gal. Mr. Comolli is the Chairperson of our Compensation Committee. Compensation Committee members must satisfy independence requirements under SEC rules and additional independence standards under the NASDAQ rules. The Board of Directors has considered the independence and other characteristics of each member of our Compensation Committee and has determined that each of the members qualifies as independent pursuant to SEC and NASDAQ rules, and as a “non-employee” director for purposes of Rule 16b-3 under Section 16 of the Exchange Act.

(3)	The members of our Nominating and Corporate Governance Committee are Mr. Comolli, Mr. Gavin and Ms. Segev-Gal. Mr. Comolli is the Chairperson of our Nominating and Corporate Governance Committee. The Board of Directors has determined that each of the members is an independent director under the NASDAQ rules.

(4)	The members of our Technology Committee are Mr. Korkus, Mr. Comolli, Mr. Gavin, Mr. van den Bosch and Mr. Faitelson. Mr. Korkus is the Chairperson of our Technology Committee.

Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board of Directors.

The Board of Directors has adopted written charters for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee. The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Company’s investor website at https://ir.varonis.com/corporate-governance. Annually, the chairperson of each committee reviews the respective committee charter and determines, in consultation with the rest of the committee and external advisors, whether any amendments are required to reflect new rules or good governance practices. The following tables summarize the primary responsibilities of the committees pursuant to each committee’s charter.

AUDIT COMMITTEE
Meetings held in fiscal 2020: 5

The Audit Committee is responsible for:

●     appointing, compensating and overseeing the work of our independent auditors;

●     approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

●     reviewing the qualifications, performance and independence of the independent registered public accounting firm;

●     reviewing our financial statements and related disclosures and reviewing the adequacy and effectiveness of the accounting and financial controls;

●     reviewing the adequacy and effectiveness of our internal controls over financial reporting;

●     reviewing the procedures established for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

●     preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

●     reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

●     reviewing and approving investment and hedging policies.

COMPENSATION COMMITTEE
Meetings held in fiscal 2020: 5

The Compensation Committee is responsible for:

●     reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

●     reviewing and amending or recommending the goals and objectives of our executive compensation plans and general compensation policies, plans, programs and other employee benefit plans;

●     evaluating the performance of our CEO and other executive officers in light of established goals and objectives, and, based on these evaluations, making recommendations to the Board of Directors with respect to the CEO’s compensation level and approving the compensation of other executive officers;

●     evaluating the appropriate level of compensation for Board of Directors and Committee service by non-employee directors;

●     preparing the Compensation Committee report required by SEC rules to be included in our annual proxy statement;

●     reviewing compensation arrangements for our Executive employees and evaluating the relationship between risk management policies and practices, corporate strategy and our compensation arrangements; and

●     reviewing and approving the equity compensation plans for our employees and directors.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Meetings held in fiscal 2020: 1

The Nominating and Corporate Governance Committee is responsible for:

●     evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;

●     assessing the performance of Board of Directors and committee members and making recommendations regarding committee and chairperson assignments and composition and the size of the Board of Directors and its committees;

●     recommending desired qualifications for Board of Directors and committee membership and conducting searches for potential members of the Board of Directors by independently searching for, identifying, recruiting and, if appropriate, interviewing candidates, as well as reviewing their background and qualifications, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate;

●     evaluating and making recommendations regarding the creation of additional committees or the change in mandate or elimination of committees;

●     developing and recommending a set of corporate governance principles and reviewing their compliance with laws and regulations;

●     reviewing and recommending to the Board of Directors the director nominees for election by the stockholders or appointment by the Board of Directors; and

●     reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.

TECHNOLOGY COMMITTEE
Meetings held in fiscal 2020: 2

 The Technology Committee is responsible for:

●     providing guidance regarding the Company’s technology strategy, including with respect to future trends in technology that may affect the Company’s strategic plans, including monitoring of overall industry trends;

●     providing guidance regarding Company’s technology risk management as related to technology, cybersecurity, data security, disaster recovery and business continuity for the Company’s major technology systems and intellectual property protection;

●     making recommendations to the Board with respect to investment in technology projects and reviewing the annual plan and budget for investments in technology;

●     reviewing and approving technology-related policies; and

●     examining staffing needs and review plans as presented by the Company’s management and recommending on execution path.

Engagement with Stockholders

In recent years, we have made a concerted effort to engage with our stockholders both during and outside of the proxy season in order to have a better understanding of their perspectives on our Company. This dialogue, in which both management and directors have participated, has helped inform the Board of Directors’ decision-making and ensures our interests remain well-aligned with those of our stockholders.

We regularly attend investor conferences and hold one-on-one meetings with stockholders and potential investors, which, during the year 2020, and in light of COVID-19 pandemic, were mainly virtual. In addition, we have telephonic calls with stockholders and analysts on a periodic basis, review correspondence submitted by stockholders to management and/or the Board of Directors and have discussions with various proxy advisory services.

Outreach to > 90% of Stockholders

In 2020, in addition to our normal investor relations efforts, we reached out to stockholders representing more than 92% of our outstanding shares of common stock, including our 35 largest stockholders, as part of our proxy outreach, offering to meet virtually or telephonically with them to discuss various issues, including corporate governance and executive compensation.

Over the past several years, in response to investor feedback, we made a number of changes:

Executive Compensation:

Substantial changes to the 2019 equity compensation of our Chief Executive Officer, as described below under “2020 Executive Compensation Elements”;

The implementation of stock ownership guidelines;

The implementation of a claw-back policy;

In addition, for 2021, (i) all of our NEOs’ long-term incentive awards shall include PSUs, and (ii) the 10% individual performance component of our Annual Cash Incentive Compensation Program will be allocated toward financial KPIs and will no longer have a discretionary element.

Corporate Governance:

Lead Director established in 2019

Implementation of anti-hedging and anti-pledging policy for all directors and employees

Improved proxy disclosure related to:

■	board tenure, refreshment and diversity;

■	board leadership;

■	corporate responsibility; and

■	disclosures related to bonus structure and targets.

The Board of Directors and management welcome feedback from stockholders. Stockholders are strongly encouraged to reach out to the Board of Directors or management to discuss issues important to them and should continue using the communication methods disclosed in this Proxy Statement.

Oversight of Corporate Strategy and Allocation of Risk Oversight

The Board of Directors works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In establishing and monitoring strategy, the Board of Directors, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the strategy is consistent with the Company’s risk appetite. The Board of Directors regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability.

The Board of Directors oversees these efforts in part through its various committees based on each committee’s responsibilities and expertise, as set forth in its respective charter. The Board of Directors does not have a standing risk management committee, but rather administers its risk oversight function through the various other committees that address risks inherent in their respective areas of oversight. The entire Board of Directors meets periodically with senior management responsible for our risk management, and the applicable committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Audit Committee receives periodic reports from internal audit, and our Audit Committee, Technology Committee and Board of Directors each receive information technology and cybersecurity risk updates from the Company’s Chief Information Officer and Vice President of Technical Services, including as related to cybersecurity risks, from the applicable executive managers; legal and operational updates from the head of our legal and operations groups; and incidental reports as matters may arise. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to the Board of Directors as quickly as possible. The primary areas of risk oversight of the committees are described below. This allocation of responsibility may change, from time to time, based on the evolving needs of the Company.

Board/Committee	Primary Areas of Risk Oversight
Audit Committee

●     Major financial risk exposures and management steps to monitor and control those exposures.

●     Financial systems and legal and accounting compliance.

●     Internal audit function, accounting and financial reporting process.

●     Audit of Company’s financial statements.

●     Legal and regulatory exposures.

Compensation Committee

●     Potential for compensation policies and programs to encourage unnecessary or excessive risk-taking.

●     Relationship between risk management policies, corporate strategy and compensation arrangements.

●     Link between pay and performance, as well as pay and retention of top talent.

Nominating and Corporate Governance Committee

●     Corporate governance policies and nominees for election to the Board of Directors and its committees.

●     Corporate governance guidelines, including their success in preventing illegal or improper liability-creating conduct.

Technology Committee

●     The Company’s technology strategy.

●     The Company’s technology risk management as related to technology, cybersecurity, data security, disaster recovery and business continuity.

●     Investment in technology projects.

●     Technology-related policies.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at https://ir.varonis.com/corporate-governance. Any amendment to the code, or any waiver of its requirements, will be disclosed on our website within four business days of the waiver or amendment through a website posting to the extent required by the rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or was an officer or employee of the Company or had any relationship requiring related party transaction disclosure under SEC rules. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices that the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on our website at https://ir.varonis.com/corporate-governance.

Board of Directors and Committee Assessments

The Nominating and Corporate Governance Committee evaluates each director annually to obtain his or her assessment of the effectiveness of the Board of Directors and the committees of the Board of Directors. This is intended to be an annual process. The purpose of these assessments is to identify opportunities for improvement on a number of relevant metrics such as composition, conduct of meetings, relationship between the Board of Directors and management, succession planning and strategy and performance. Our Nominating and Corporate Governance Committee conducts the evaluation through written questionnaires.

The written questionnaires focus on the following topics:

✓  the overall responsibilities and effectiveness of our Board of Directors and its committees;

✓  the structure and composition of our Board of Directors (including organization, size, operation, and diversity and committees of the Board of Directors);

✓  Board culture (including in connection with and access to management and advisors, as well as candor of expression);

✓  preparedness of directors ahead of Board of Directors meetings;

✓  oversight of management and involvement in business and affairs of the Company, as well as management compensation, Company financial statements and Company control systems;

✓  the adequacy and quality of information provided to our Board of Directors, including its committees;

✓  the number of meetings of the Board of Directors and its committees; and

✓  the amount of time allotted to the Board of Directors for discussion of relevant topics.

Other Policies and Practices

We have adopted various policies intended to mitigate risks associated with our executive and director compensation programs.

✓	Claw-back Policy: Our claw-back policy covers each of our current and former executive officers. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based bonus/other incentive compensation (including vested and unvested equity) paid or awarded to the executive officer or effect cancellation of previously-granted equity awards, to the extent that the compensation (i) was based on erroneous financial data and (ii) exceeded what would have been paid to the executive officer under the restatement. Recovery applies to any such excess cash- or equity-based bonus/other incentive compensation received by any covered executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

✓	Anti-Hedging and Anti-Pledging Policies: Our insider trading policy prohibits, without exception, our executive officers, employees and directors from engaging in speculative transactions designed to decrease the risks of holding Company securities, such as short sales of Company securities and transactions in puts, calls, publicly traded options and other derivative securities with respect to Company securities. The policy also forbids all of our executive officers, employees and directors from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow such individuals to continue to own Company securities without the full risks and rewards of ownership. In addition, our executive officers, employees and directors are prohibited, without exception, from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

✓	Executive and Director Stock Ownership Guidelines and Retention Requirements: We adopted stock ownership guidelines in 2019 in order to align further the interests of our executive officers and directors with those of our stockholders. The guidelines require our executive officers and directors to hold common stock (including stock underlying unvested time-vesting restricted stock units (“RSUs”) and common stock held in trust or by certain family members, but excluding vested options and unvested or unearned performance-vesting restricted stock units (“PSUs”)), with a value expressed as a multiple of the individual’s annual salary or cash retainer, as applicable.

Each of these individuals is required to meet these ownership levels within five years of the date such individual was initially designated an executive officer or appointed as a director of the Company, respectively (provided that executive officers or directors as of the date of the guidelines’ adoption must achieve their applicable levels of ownership on an accelerated basis, within two years after adoption). Until the required ownership level is reached, executive officers must retain 100% of the shares issued, net of applicable tax withholding, including those received upon the vesting or settlement of equity awards or the exercise of stock options. We intend to review our ownership guidelines periodically to ensure they align with peer group norms and corporate governance best practices and remain appropriate in light of our annual equity award levels. As of December 31, 2020, all of our executive officers and directors had timely met their applicable stock ownership requirement.

Role	Stock Ownership Guideline (Multiple of Annual Salary/Cash Retainer)	Compliance (1)
Chairman, President and Chief Executive Officer	6.0	√
Chief Financial Officer and Chief Operating Officer	4.0	√
Other Executive Officers	3.0	√
Non-Employee Directors	5.0	√

(1)	Based on salary and fair market value of counted equity as of December 31, 2020. As of the date of this filing, all executive officers and directors continue to be compliant with the above stock ownership guidelines.

✓	Equity Grant Timing Practices: The Compensation Committee typically makes annual awards of equity to executive officers at its meeting held in February, which is set in advance as part of the Board’s annual calendar of scheduled meetings. These grants are made after results for the preceding fiscal year become available and after review and evaluation of each executive officer’s performance, enabling the Compensation Committee to consider both the prior year’s performance and expectations for the succeeding year in making grant decisions. The grants occur on pre-established dates pursuant to our equity grant practice, on the second business day after the public release of our fiscal year-end earnings, and the number of shares underlying each such grant is determined by dividing the dollar amount of the grant by the closing market price of our stock on such grant date. However, the Compensation Committee has in the past, and may in the future, make limited grants of equity on other dates in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or otherwise to induce them to join our Company. Annual awards for non-employee directors are made at the Compensation Committee meeting held after the end of the first fiscal quarter, and initial awards are granted on the date the new director is appointed or elected to the Board of Directors, or the first open trading date after the appointment or election date. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable laws.

Stockholder Communications with the Board of Directors

Stockholders and other interested persons may contact the Board of Directors to provide comments, to report concerns or to ask questions, at the following address:

Varonis Systems, Inc.

1250 Broadway, 29th Floor
New York, NY 10001
United States
Attn.: Chief Financial Officer and Chief Operating Officer

Those interested in communicating with a member of the Board of Directors or a group of such members, including the Lead Director, the Nominating and Corporate Governance Committee, the Compensation Committee, the Audit Committee, the Technology Committee or the non-employee/independent directors as a group, should specify in the correspondence to whom on the Board of Directors the correspondence is directed. The Company’s management will forward such correspondence, as appropriate. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Chairperson of our Audit Committee.

Whistleblower Hotline

Employees may submit complaints about accounting, internal accounting controls or auditing matters by contacting the Company’s whistleblower hotline maintained for the Company by a third party. Accounting and auditing complaints may be made on a confidential or anonymous basis, but all such communications should contain sufficiently specific information to permit the Audit Committee to pursue the matter. We also maintain a formal non-retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith.

CORPORATE RESPONSIBILITY

Corporate Responsibility

We started Varonis because we believed that the explosive increase in digital collaboration necessitated modern, automated security controls — without them, the risks would eventually outweigh the benefits, and make digital collaboration unsustainable. We also believe that high ethical standards and the support and empowerment of our employees are also necessary to sustain and thrive.

We consult with, and consider the interests of, all stakeholders in pursuing the long-term success of our business. Our transparent disclosures, ethical business practices, active stakeholder engagement, and supportive human capital management are fundamental pillars of our corporate responsibility and sustainability practices, and we view them as integral components of our long-term performance strategy.

We pride ourselves on robust human capital management practices to meet the needs of our employees, and this was our primary area of concentration in 2020. We recognize that our people are our greatest asset, and that our success as a company ultimately depends on the strength, wellness and dedication of our workforce. We are proud to have stood behind this belief in 2020, where our top priority was to keep our employees safe, secure and employed amidst the uncertainty of the COVID-19 pandemic.

Employee Satisfaction & Engagement: We seek to provide our employees a professional atmosphere that is engaging, rewarding and supportive, and are proud to have been named one of the top places to work in several of our locations, including New York City and North Carolina. We also offer rewards and recognition programs to our employees who best exemplify our values and spot awards to reward employee contributions. We recognize the importance of ongoing communication across the organization, and regularly conduct global town hall meetings as well as request anonymous employee feedback through pulse surveys. This was especially critical in 2020 as we sought to understand our employees’ perspectives on a number of topics brought about by the pandemic, including work-from-home issues, employee mental health and well-being, child-care considerations, and other matters. These surveys allowed us to meet evolving employee needs and expectations through this difficult period.

Compensation and Benefits: We strive to ensure that our employees receive competitive and fair compensation and innovative benefits offerings, tying incentive compensation to both business and individual performance, offering competitive maternal leave policies, providing meaningful retirement and health benefits and maintaining an employee stock purchase plan. In 2020, in response to a salary reduction during the COVID-19 crisis, we also provided access to equity compensation to all impacted employees by granting them restricted stock units. As the momentum of the business and our financial performance improved throughout 2020, we informed employees that salaries would be returned to original levels in two phases, with the first phase becoming effective in July 2020 and the second in January 2021.

Diversity and Inclusion: We conduct diversity and code of conduct trainings with employees and managers to promote an inclusive and diverse workplace, where all individuals are respected and feel they belong regardless of their age, race, national origin, gender, religion, disability, sexual orientation or gender identity. We also require managers to participate in unconscious bias training to improve awareness and sensitivity to others. Our customers are located in over 85 countries and our global workforce operates across cultures, functions, language barriers and time zones to support the challenges faced by customers worldwide. In order to support our customers’ needs we have established an international operation having employees and service providers from all around the world. As a result, it is important for our employees to be sensitive to and respectful of different cultures, perspectives and beliefs.

Community: We recognize the importance of corporate participation in community affairs, and as our Company grows, our expanding workforce includes and affects more people in more communities every year. We provide our employees opportunities within or outside of the Company (through paid time off) to volunteer time to causes they choose to support, through corporate donations, and by matching certain employee donations. We also have a global focus on creating opportunities for women in technology, including our involvement with She Codes, a community of female developers in Israel, and TechGirlz in the United States, where we conduct coding and cybersecurity workshops for middle school girls to empower their future careers.

Employee Training & Development: We focus on creating opportunities for employee growth, development, training and education, including opportunities to cultivate talent and identify candidates for new roles from within the Company and management and leadership development programs. Employee training and education includes online certification, in person certification and new hire training bootcamps. We also conduct manager training programs on an annual basis, which include in-depth managerial and coaching skills, as well as tailored feedback.

Business Ethics: Our Code of Business Conduct and Ethics (the “Code”) serves as a guide of legal and ethical principles and sets forth our expectations for our directors, executive officers and employees. On an annual basis, our Board of Directors reviews and may periodically recommend enhancements to the Code. The last update to our Code (i) enhanced our policy and procedures regarding discrimination and harassment, (ii) provided additional clarity regarding reporting unethical behavior and (iii) further clarified our policy regarding our commitment to honest and accurate reporting.

Cybersecurity: As a company that was founded to help companies protect their most sensitive data, we understand the critical nature of a robust cybersecurity program. As described above, one of the areas of oversight of the Technology Committee of our Board of Directors specifically relates to cybersecurity, and receives regular presentations from our Cybersecurity Committee on industry-pertinent cyber risks, breaches, and any other topic deemed materially important. We also ensure that employees complete general cybersecurity training on an annual basis and phishing training several times per year (both of which are tracked by management), and all new employees must complete a 10-part awareness training on phishing and privacy within 60 days of onboarding. We also have an information security management system that is certified to the ISO 27001 standard. We are committed to maintaining leading data protection standards, and maintain a Website User and Marketing Privacy Policy, a Software Privacy Policy, and a Candidate, Employees and Contractors Privacy Policy.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to our executive officers as of April 12, 2021. Biographical information with regard to Mr. Faitelson is presented under “Continuing Directors” in this Proxy Statement.

Age: 41	GUY MELAMED

Position, Principal Occupation and Professional Experience:

Chief Financial Officer and Chief Operating Officer. Mr. Melamed has served as our Chief Financial Officer since April 2017 and also as our Chief Operating Officer since February 2018. He is responsible for global operations, executing business strategies and financial management, including legal, treasury, investor relations and purchasing. Prior to becoming Chief Financial Officer, Mr. Melamed served in various finance roles within the Company since 2011, most recently as Vice President of Finance, during which time he was responsible for financial planning, reporting and operations and was instrumental in building and managing the global finance organization. Prior to joining Varonis, he held positions at E&Y as an Audit Manager and at KPMG, working with both foreign and domestic public and private companies. Mr. Melamed holds both a B.A and M.S.A from Boston College and is a Certified Public Accountant in the U.S. and Israel.

Age: 43	DAVID BASS

Position, Principal Occupation and Professional Experience:

Executive Vice President of Engineering and Chief Technology Officer. Mr. Bass has served as our Executive Vice President of Engineering and Chief Technology Officer since March 2018 and is responsible for all of Varonis’ product development and quality assurance. Mr. Bass has been an employee of the Company since 2005 and served as its Senior Vice President of Engineering from May 2014 through February 2018. Under his leadership, the Company has assembled an engineering organization with deep experience spanning digital collaboration, storage, networking and security. Prior to Varonis, Mr. Bass held managerial development positions at NetVision Internet Applications and as an independent contractor.

Age: 56	JAMES O’BOYLE

Position, Principal Occupation and Professional Experience:

Senior Vice President of Worldwide Sales. Mr. O’Boyle has served as our Senior Vice President of Worldwide Sales since 2006. He is responsible for developing and growing the Company’s business through high performance sales teams and strategic channel partnerships in worldwide markets. Prior to joining Varonis, Mr. O’Boyle held leadership roles at Neoteris/Netscreen (acquired by Juniper), BlueCoat Systems, Inc. and Wellfleet/Bay Networks (acquired by Nortel). He holds a Bachelor of Science degree in computer science from the University of Scranton.

Age: 45	GILAD RAZ

Position, Principal Occupation and Professional Experience:

Chief Information Officer and Vice President of Technical Services. Mr. Raz has served as our Chief Information Officer and Vice President of Technical Services since February 2015. He is responsible for ensuring customer satisfaction through successful deployment and continued operation of Varonis products. Mr. Raz served in various roles since joining the Company in 2006 prior to becoming Chief Information Officer and Vice President of Technical Services. Prior to Varonis, he held roles at Network Appliance and NetVision Internet Applications, where he assisted customers with highly technical pre- and post-sale deployments of networking and storage infrastructure.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter approved by the Board of Directors, which is available on our investor website at https://ir.varonis.com/corporate-governance. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee is a committee of the Board of Directors made up solely of independent directors as required by the SEC and NASDAQ rules. The Audit Committee consists of three members: Mr. Gavin, Mr. Segev and Mr. van den Bosch. Mr. Gavin is the Chairperson of our Audit Committee.

Pursuant to the Audit Committee’s charter, the Company’s management is responsible for the financial reporting process, including the establishment and maintenance of internal controls and the preparation of the consolidated financial statements in accordance with generally acceptable financial principles. E&Y, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, E&Y is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to oversee these activities as well as the appointment, retention, compensation and performance of the independent auditors. It is not the responsibility of the Audit Committee to verify independently the information provided to it, prepare or certify the Company’s financial statements, or guarantee the audits or reports prepared by E&Y.

Fiscal Year 2020 Activity

During fiscal year 2020, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. In addition to the meeting of the Board of Directors, the Audit Committee meets one time each quarter to review the quarterly Form 10-Q or annual Form 10-K. Also, the Audit Committee meets as needed to address other matters. In the performance of its oversight function, the Audit Committee has:

●	reviewed and discussed the audited financial statements and earning releases with management and E&Y;

●	discussed with E&Y the matters required to be communicated by the Public Company Accounting Oversight Board;

●	received periodic updates from management and E&Y at scheduled Audit Committee meetings regarding the testing and evaluation of the Company’s internal controls over financial reporting;

●	discussed with E&Y the overall scope, plan and budget for the audit and the results of the audit, and discussed with management and E&Y the adequacy and effectiveness of the internal controls and the overall quality of the Company’s financial reporting;

●	received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence;

●	received reports about the receipt, retention, and treatment of compliance concerns; and

●	reviewed with the General Counsel legal and compliance matters.

Based on the Audit Committee’s reviews and discussions with management and E&Y, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

John J. Gavin, Jr. (Chair)
Ofer Segev
Fred van den Bosch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2021, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors or director nominees; and

●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 106,152,171 shares of our common stock outstanding as of March 31, 2021. Shares of common stock underlying stock options exercisable within 60 days of March 31, 2021 or RSUs vesting within 60 days of March 31, 2021 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13G filed with the SEC and other SEC filings under Section 16 of the Exchange Act. Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Varonis Systems, Inc., 1250 Broadway, 29th Floor, New York, NY 10001.

All references to shares of our common stock in this Security Ownership of Certain Beneficial Owners and Management and in the table and narrative below have been adjusted to reflect the 3-for-1 split of our common stock effective March 15, 2021.

Name of Beneficial Owner	Shares Outstanding Beneficially Owned	Shares Subject to Right to Acquire Within 60 Days(1))	Total Number of Shares Beneficially Owned	% of Total Outstanding Shares Beneficially Owned
Five-Percent-or-More Beneficial:
The Vanguard Group(2)	8,587,302	-	8,587,302	8.1%
BlackRock, Inc.(3)	8,509,035	-	8,509,035	8.0%
Named Executive Officers and Directors:
Yakov Faitelson(4)	27,663	442,068	469,731	*
Guy Melamed	57,462	-	57,462	*
David Bass	-	-	-	*
James O’Boyle(5)	143,670	104,823	248,493	*
Gilad Raz(6)	42,849	47,484	90,333	*
Kevin Comolli(7)	353,268	597	353,865	*
John J. Gavin, Jr.(8)	143,355	99,597	242,952	*
Gili Iohan(9)	20,832	597	21,429	*
Ohad Korkus(10)	93,612	3,408	97,020	*
Thomas F. Mendoza(11)	66,213	597	66,810	*
Rachel Prishkolnik	-	-	-	*
Ofer Segev(12)	73,212	597	73,809	*
Rona Segev-Gal(13)	38,145	597	38,742	*
Fred van den Bosch(14)	141,855	597	142,452	*
All executive officers and directors as a group (13 persons)	1,202,136	700,962	1,903,098	1.8%

* Represents beneficial ownership of less than one percent (1%).

(1)	For directors and executive officers, shares are deemed to be beneficially owned due to the individual’s right to acquire the shares upon the exercise of outstanding stock options or vesting of RSUs within 60 days from March 31, 2021 or upon termination of service other than for death, disability of involuntary termination.

(2)	Based solely on a Schedule 13G/A filed by The Vanguard Group on February 10, 2021. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Represents 216,168 shares of common stock over which The Vanguard Group has shared voting power, 8,294,049 shares of common stock over which The Vanguard Group has sole dispositive power and 293,253 shares of common stock over which The Vanguard Group has shared power to dispose.

(3)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 5, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Represents 8,201,709 shares of common stock over which BlackRock, Inc. has sole voting power and 8,509,035 shares of common stock over which BlackRock, Inc. has sole power to dispose.

(4)	Consists of (i) 27,663 shares held of record by Mr. Faitelson; and (ii) 442,068 shares subject to stock options exercisable within 60 days of March 31, 2021.

(5)	Consists of (i) 113,670 shares held of record by Mr. O’Boyle; (ii) 30,000 shares held of record by the Jim O’Boyle 2014 Trust Family; and (iii) 104,823 shares subject to stock options exercisable within 60 days of March 31, 2021.

(6)	Consists of (i) 42,849 shares held of record by Mr. Raz; and (ii) 47,484 shares subject to stock options exercisable within 60 days of March 31, 2021.

(7)	Consists of (i) 353,268 shares held of record by Kevin E Comolli Living Trust Ltd 3/28/18, of which Mr. Comolli is the beneficiary; and (ii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

(8)	Consists of (i) 98,355 shares held of record by Mr. Gavin; (ii) 45,000 shares held of record jointly with Mr. Gavin’s spouse; (iii) 99,000 shares subject to stock options exercisable within 60 days of March 31, 2020; and (iii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

(9)	Consists of (i) 20,832 shares held of record by Ms. Iohan; and (ii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

(10)	Consists of (i) 93,612 shares held of record by Mr. Korkus; (ii) 2,811 shares subject to stock options exercisable within 60 days of March 31, 2021; and (iii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

(11)	Consists of (i) 66,162 shares held of record by Mr. Mendoza; (ii) 51 shares held of record by Mr. Mendoza as custodian for the benefit of Dylan M. O’Rand, Mr. Mendoza’s nephew; and (iii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

(12)	Consists of (i) 73,212 shares held of record by Mr. Segev; and (ii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

(13)	Consists of (i) 38,145 shares held of record by Ms. Segev-Gal; and (ii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

(14)	Consists of (i) 141,855 shares held of record by Mr. van den Bosch; and (ii) 597 shares subject to RSUs exercisable within 60 days of March 31, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers in Fiscal Year 2020

The following individuals were our “named executive officers” (also referred to as “NEOs”) in fiscal 2020:

Named Executive Officer	Title

Yakov Faitelson	Chief Executive Officer, President and Chairman of the Board

Guy Melamed	Chief Financial Officer and Chief Operating Officer

David Bass	Executive Vice President of Engineering and Chief Technology Officer

James O’Boyle	Senior Vice President of Worldwide Sales

Gilad Raz	Chief Information Officer and Vice President of Technical Services

Stock Split

All references to shares of our common stock, exercise price of options or price per share of our common stock in this Compensation Discussion and Analysis and in the tables and narrative that follow under “Executive Compensation” have been adjusted to reflect the 3-for-1 split of our common stock effective March 15, 2021.

Overview

Our executive compensation program is overseen by our Compensation Committee to align with the Company’s short and long-term strategy. The Compensation Committee primarily assists the Board in fulfilling its compensation oversight responsibilities by ensuring best practices, which, among other things, include:

●	reviewing and recommending to the Board of Directors to approve the compensation of our Chief Executive Officer;

●	reviewing and approving compensation of all executive officers and establishing annual and long-term performance goals for these individuals;

●	reviewing and approving performance-based compensation of executive officers, including incentive awards;

●	reviewing our director compensation program and recommending changes in director compensation to the Board of Directors to the extent appropriate;

●	reviewing the existing incentive structure, taking into consideration investor feedback, business performance, and our strategic roadmap, in considering the efficacy of further enhancements; and

●	administering our equity compensation plans and programs.

The Compensation Committee consists of Mr. Comolli and Ms. Segev-Gal. Mr. Comolli is the chairman of our Compensation Committee. This section discusses our compensation program, policies and practices as they relate to our named executive officers whose compensation information is presented in the tables that follow.

COVID-19 Developments

We believe that the 2020 compensation of our named executive officers appropriately reflects and rewards their significant contributions to the Company’s strong performance in a year that presented unique and unprecedented challenges for our executive team to manage. At the same time, our Compensation Committee, with the support of our Named Executive Officers, decided not to make any adjustments to the performance-based compensation of our NEOs to maintain the Company’s pay-for-performance culture.

Our Employees

During the first quarter of 2020, our business was significantly and adversely affected due to the COVID-19 pandemic. In April 2020, in order to avoid reducing our global workforce, we enacted a salary reduction of up to 12.5% across the organization, with our NEOs and our highest compensated employees seeing the largest reductions, and a reduction of 10% in the cash and equity compensation paid to members of our Board of Directors. At the same time, in order to minimize this impact while balancing short- and long-term needs, we decided that such salary reduction would be accompanied by a one-time equity grant to our employees (including our NEOs) equal to the annualized amount of the salary reduction. We did so to retain and motivate our employees, and because we believed it was critical to provide them an additional level of support and financial security during an unprecedented situation. As the momentum of our business and our financial performance improved throughout 2020, the salary reductions, along with the reductions to the cash compensation paid to members of our Board of Directors, were reinstated to the pre-reduction levels in two phases, in July 2020 and January 2021.

Our Named Executive Officers

The negative effects of COVID-19 on our business in the first quarter of 2020 also adversely impacted certain interim and annual payouts to our named executive officers under our cash bonus plan, because the performance targets under our cash bonus plan were determined before the pandemic escalated. However, despite this adverse impact on our named executive officers’ payouts, our Compensation Committee, with the support of our named executive officers, decided not to revise our named executive officers’ performance-based cash compensation to reflect the adverse economic conditions. Our Compensation Committee believed it was important not to make any adjustments to performance-based cash compensation for 2020 despite challenges posed by COVID-19, in order to maintain the Company’s pay-for-performance culture, as underpinned by the aggressive and difficult-to-achieve goals set for its executive officers, and to retain the close alignment of management and stockholder interests.

Compensation Philosophy and Objectives

The Compensation Committee’s fundamental philosophy is to link closely executive compensation with the achievement of pre-established performance goals and to promote a culture of aligning executive interests with those of the Company and its stockholders. The Compensation Committee’s objectives in the design and operation of our compensation program for our executive officers are as follows:

✓	attract, motivate and retain highly skilled executives;

✓	incentivize management to optimize the Company’s performance; and

✓	increase long-term stockholder value.

The Compensation Committee also strives to ensure that overall compensation is fair for the services rendered and that the compensation structure is transparent. As such, the key components of executive compensation are limited to a base salary, an annual incentive cash award based on the achievement of pre-established performance goals (including, in certain instances, sales compensation plans providing commission opportunities) and long-term incentive compensation in the form of stock-based awards. The Compensation Committee strives to ensure that our executive compensation aligns management with the Company’s annual and long-term plans and strategy.

Various key features of our executive compensation program are set forth below.

What we do	What we don’t do

✓   Pay a majority of executive compensation in the form of long-term incentive-based awards, and, for the CEO, 50% of such long-term incentive-based awards in PSUs. As of 2021, a certain material portion of the long-term incentive-based awards paid to all of our NEOs (which varies from 33% to 50%) will be comprised of PSUs.

✓   Cap the maximum payout under our cash incentive plan and PSUs

✓   Promote long-term focus through multi-year vesting

✓   Set challenging targets and performance metrics for our cash incentive plan and our performance-vesting long-term equity incentive awards

✓   Maintain a formal claw-back policy for cash and equity incentive programs

✓   Subject executives and directors to robust stock ownership guidelines

✓   Conduct an annual risk assessment of our compensation programs

✓   Engage an independent consultant to provide support and advice to the Compensation Committee

×       Create a compensation program that will encourage excessive risk-taking

×    Use the same performance metrics for cash incentive plans and PSUs

×     Allow our executive officers, directors or employees to hedge, short sell, effect transactions in derivatives or pledge our stock (without exception)

×     Provide tax gross-ups in connection with severance, such as in a change of control

×    Re-price underwater stock options

×     Pay guaranteed bonuses

×     Pay dividends or dividend equivalents on unearned PSUs or unvested RSUs

×     Guarantee equity incentive awards for our named executive officers

Setting Compensation Levels of Executive Officers

The Role of the Compensation Committee

The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on both the Company’s performance and executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and, thereby, increasing long-term stockholder value. The Compensation Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our Chief Executive Officer reviews the performance of our other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers. The Compensation Committee also considers discussions with stockholders and the results of say-on-pay votes when making future compensation decisions. In 2020, the Compensation Committee considered that 93% of our stockholders voted in favor of our executive compensation program. In addition, in 2020 we reached out to stockholders representing more than 92% of our outstanding shares of common stock, including our 35 largest stockholders, as part of our proxy outreach, offering to meet virtually or telephonically with them to discuss various issues, including corporate governance and executive compensation. For more detail, see “Engagement with Stockholders”.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which can be found on our website, under “Information Regarding the Board of Directors and Corporate Governance—Committees of the Board of Directors—Compensation Committee.”

For 2020, a significant portion of each named executive officer’s total compensation was allocated to compensation in the form an annual performance-based incentive cash award and/or stock-based awards, in order to provide incentives to maintain and increase long-term stockholder value. The Compensation Committee also reviewed and considered total compensation in setting each element of compensation for our named executive officers. For more information, see “—2020 Executive Compensation Elements—Mix of Pay.”

The Role of the Compensation Consultant

The Compensation Committee has engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to provide research and analysis and to make recommendations as to the form and level of executive compensation. The Compensation Committee also sought input from Compensia on executive compensation matters for 2020, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels and evolving compensation trends, including due to the COVID-19 pandemic. Additionally, the Compensation Committee retained other expert advisors and consultants to counsel the committee on other matters relating to compensation of executives.

The Compensation Committee considered the independence of Compensia as consultant to the Compensation Committee. In connection with this process, the Compensation Committee reviewed, among other items, documents from Compensia addressing the firm’s independence, including the following factors: (i) other services provided to the Company by the firm; (ii) fees paid by the Company as a percentage of the firm’s total revenue; (iii) policies or procedures of the firm that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor of the firm’s consulting team with a member of the Compensation Committee; (v) any Company stock owned by the senior advisor of the firm’s consulting team or any member of that individual’s immediate family; and (vi) any business or personal relationships between our executive officers and the firm’s senior advisor. During 2020, Compensia provided no services to the Company other than services for the Compensation Committee, and worked with our management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee discussed the aforementioned considerations and concluded that the work performed by Compensia and each of its senior advisors involved in the engagement did not raise any conflict of interest.

The Role of the Chief Executive Officer

Our Chief Executive Officer provides the Compensation Committee with his views on the performance of each of the named executive officers (other than himself) and also reviews the report prepared by Compensia providing research, analysis and recommendations as to the form and level of executive compensation. While the Chief Executive Officer made recommendations to the Compensation Committee regarding the 2020 compensation of each of the named executive officers (other than himself) based on his assessment of Company and individual performance as well as his review of Compensia’s report analyzing the compensation of our executive officers for 2020, the Compensation Committee determines the form and level of executive compensation in its sole discretion.

The Role of Peer Companies and Competitive Positioning

As part of its review of executive compensation for 2020, the Compensation Committee reviewed the executive compensation arrangements at peer group companies. Our peer group includes comparable software companies that were selected based on specific financial criteria, including, but not limited to, revenue and market capitalization. For 2020, the Compensation Committee removed the following companies from the peer group used in 2019: A10 Networks, Carbon Black, Carbonite, Coupa Software, Five9, Medidata Solutions, Mindbody, MobileIron, Okta, OneSpan, Proofpoint, SecureWorks and Zscaler. These companies were removed either due to acquisitions, a change in revenue and/or market capitalization, or a change in business focus. The Compensation Committee added the following companies to the peer group: Cass Information Systems, Everbridge, EverQuote, Tabula Rasa HealthCare, Upland Software and Upwork. For 2020, our peer group consisted of the following companies:

● AppFolio	● Model N	● Tabula Rasa HealthCare
● Cass Information Systems	● Q2 Holdings	● Tenable Holdngs, Inc.
● Everbridge	● Qualys	● Upland Software
● EverQuote	● Rapid7	● Upwork
● Forescout Technologies	● SailPoint Technologies

In the course of its deliberations, the Compensation Committee reviewed executive compensation data compiled from the peer group companies, as contained in a report prepared by Compensia, in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2020. The Compensation Committee, however, did not set executive compensation or each element of compensation at a specific target percentile within the peer group. The Compensation Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance and scope of responsibilities, closely linking executive compensation with the achievement of Company performance goals under the annual cash incentive program and long-term equity compensation program, and promoting a culture of aligning executive interests with those of the Company and its stockholders.

2020 Executive Compensation Elements

Mix of Pay

The key elements of our executive compensation program for the year ended December 31, 2020 comprised three primary components, summarized below:

Element	Purpose		Key Features
Base Salary	Provide competitive baseline compensation and a level of cash income predictability and stability.	✓	Fixed cash compensation.
		✓	Amounts informed by external competitive market levels, accounting for factors such as scope of the position, individual performance and corporate performance.
		✓	Target reasonably competitive range among our compensation peer group.
Annual Cash Incentive Plan or Annual Sales Compensation Plan (Cash Bonus)	Reward the achievement of corporate and individual performance during the year, and, in the case of annual sales compensation plan, pay a sales commission.	✓	Variable cash compensation governed by terms of plans.
		✓	Performance metrics under cash incentive plan include revenue and non-GAAP operating income (loss), along with individual performance, and under sales compensation plan, earned net revenues.
		✓	Target bonus opportunity amount determined in consideration of external market data (to attain reasonably competitive range among compensation peer group).
		✓	Actual value based on a combination of Company financial performance and (in case of annual cash incentive plan) individually defined, established performance objectives.
Long-Term Equity Incentives	Align with the long-term interests of Varonis, our stockholders and our executives, while rewarding long-term sustainable value creation and driving retention.	✓	Variable equity-based compensation governed by award agreements.
		✓	Performance metrics under CEO’s PSUs entail aggressive and challenging one-year annual recurring revenues percentage goals, with no release of earned PSUs until three-year time vesting period is completed.
		✓	Size of awards determined in consideration of external competitive market data.
		✓	RSUs generally have four-year ratable vesting and drive our goal of retaining top-tier talent.
		✓	Target PSU opportunity amount is determined in consideration of external competitive market data (to attain reasonably competitive range among compensation peer group).

CEO 2020 Compensation Mix
92% at risk and 84% equity-based*

7%
8%
43%
42%
RSUs
PSUs
Base Salary
Annual Cash Incentive

* Reflects grant date fair values of the PSUs and RSUs granted to Mr. Faitelson in 2020 and cash compensation after enacting a salary reduction.

Average NEO (Other than CEO)
2020 Compensation Mix
93% at risk and 89% equity-based*

7%
3%
89%
Equity
Annual Cash Incentive
Base Salary

* Reflects grant date fair values of the RSUs and cash compensation after enacting a salary reduction.

Executive officers are also eligible to receive other benefits as described below under “Other Elements of Compensation-Perquisites and Other Benefits.”

We believe that our executive pay mix strongly supports our pay-for-performance culture. The combination of annual cash incentive compensation and long-term equity incentive compensation for our Chief Executive Officer and other named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The focus on long-term incentives demonstrates our strong commitment to the alignment of management and stockholder interests over time.

    In 2020, approximately 84% of our CEO’s total target direct compensation and 89% of our non-CEO named executive officers’ total pay, on average (after enacting the salary reduction during 2020), consisted of equity compensation which underscores our use of executive pay as a way to bring management interests in line with those of stockholders.

    In 2020, approximately 92% of our CEO’s 2020 total target compensation and 93% of our non-CEO named executive officers’ total pay, on average, was “at risk” and subject to future performance to have any realized value.

    Base salary, the primary element of our “fixed” pay for all named executive officers, serves to attract and retain top executive talent, and the use of this pay element is consistent with competitive market practices.

As discussed above in “Setting Compensation Levels of Executive Officers,” our equity pay practices have also evolved over time to more closely align with our performance goals and more directly tie executive pay to key drivers of our business and our long-term strategy.

For our Chief Executive Officer, this included the revision of the 2019 equity compensation to (i) reduce the size of both the PSU and RSU awards; (ii) extend the previously implemented one-year performance period under the PSUs to three consecutive one-year performance periods; and (iii) make the performance metric of the PSUs – subscription revenue as a percentage of license revenue – more challenging. Additionally, any payout to our Chief Executive Officer under the 2019 equity grant for performance in 2019-2021 is subject to his continued employment through February 2022, whereas the original terms of the grant provided that vesting occurred each year.

The following conveys our CEO’s equity pay mix over time.

For our other NEOs, this includes the introduction of performance-vesting equity awards in 2021, and the fact that the 10% individual performance component as part of the Annual Cash Incentive Compensation Program will be allocated toward financial KPIs and will no longer have a discretionary element in 2021.

Base Salary

Our executive officers, including our named executive officers, receive a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee reviews and, as appropriate, adjusts the base salaries for our NEOs. The factors that the Compensation Committee considers in setting base salaries include the scope of job responsibilities, individual execution of Company strategies and contributions to Company success, Company-wide performance and comparability to market compensation.

At the beginning of 2020, the Compensation Committee, based on a review of the factors set forth above, including an analysis prepared by Compensia of competitive market compensation, maintained the annual base salaries for Messrs. Faitelson, Melamed, Bass, O’Boyle and Raz at $560,000, $400,000, $358,213, $350,000 and $360,000, respectively. In April 2020, in light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions, and in an effort to avoid reductions to our global workforce, our Compensation Committee recommended to the Board of Directors, which they subsequently approved, a salary reduction of up to 12.5% on a broad basis, with our named executive officers and highest compensated employees seeing the largest reductions. As a result, the annual base salaries for Messrs. Faitelson, Melamed, Bass, O’Boyle and Raz were reduced to $504,000, $360,000, $313,436, $315,000 and $324,000, respectively.

After taking into the account the impact of the salary reductions, our Board of Directors and Compensation Committee approved a one-time equity grant to our employees, including Messrs. Faitelson, Melamed, O’Boyle, Bass and Raz, equal to the annualized amount of the salary reductions. As the momentum of the business resumed and our financial performance improved, in July 2020, half of the salary reduction amount was reinstated at as of July 2020. Accordingly, as of July 2020, the annual base salaries for Messrs. Faitelson, Melamed, Bass, O’Boyle and Raz were $532,000, $380,000, $335,825, $332,500 and $342,000, respectively.

Annual Cash Incentive Compensation

The purpose of the annual cash incentive program is to incentivize and reward our NEOs for the attainment of corporate and individual financial goals on a quarterly basis. Although our quarterly results reflect seasonality in the sale of our products and services, with demand typically lowest in the first quarter and strongest in the fourth quarter, the dollar amount opportunity each quarter is equally weighted and difficult to attain, ensuring that management is properly motivated by challenging performance targets. This program differs from our equity incentive program, which instead incentivizes management to focus on the Company’s longer-term performance, thereby aligning the interests of Varonis, our stockholders and our executives, while rewarding long-term sustainable value creation and driving retention in a competitive industry.

Mr. Faitelson and Mr. Melamed

Bonus Amounts and Performance Metrics

While we established sales commission plans for certain of our employees and executive officers to encourage and reward contributions to our long-term revenue growth, for our most senior executive officers, including our Chief Executive Officer and our Chief Financial Officer and Chief Operating Officer, our Compensation Committee believes that because these officers possess relatively greater responsibility and stewardship for the overall performance of our Company, they should instead participate in a cash incentive plan using multiple performance metrics. Accordingly, Messrs. Faitelson and Melamed participated in our 2020 Cash Incentive Plan, under which bonuses are earned in the form of quarterly and year-end bonus awards. For 2020, the Compensation Committee, based on a review of factors including the scope of job responsibilities, individual execution of Company strategies and contributions to Company success, Company-wide performance and comparability to market compensation (by reference to the report prepared by Compensia), maintained the target bonus opportunities for Messrs. Faitelson and Melamed from 2019. Thus, effective as of January 1, 2020, the target cash incentive award opportunity for each of these named executive officers was as follows:

Named Executive Officer	Target Cash Incentive Award Amount (% of salary after COVID-19 salary reduction)

Yakov Faitelson	$440,000 (82.7%)

Guy Melamed	$250,000 (65.8%)

Each of Messrs. Faitelson’s and Melamed’s annual cash incentive compensation for 2020 was earned for the applicable quarterly or annual period based on the weighting of factors as follows:

●	67.5% based on the quarterly and annual achievement of Company revenue targets;

●	22.5% based on the quarterly and annual achievement of Company non-GAAP operating income targets; and

●	10% based upon individual performance for each quarter and for the year as determined by the Compensation Committee in its discretion. For 2021, this component will be allocated toward financial KPIs and will no longer have a discretionary element.

The Compensation Committee set the annual and quarterly target amounts for each performance metric at the beginning of the fiscal year, such that the annual target amounts may differ from the sum of all quarterly target amounts for that same metric. With respect to the individual performance factor, following the end of each quarter and the year, the Compensation Committee approves an achievement percentage for the individual performance factor of each of the Chief Executive Officer and Chief Financial Officer (in the case of the Chief Financial Officer, based on the recommendation of the Chief Executive Officer).

Under the 2020 Cash Incentive Plan, no quarterly or annual payouts could be made, regardless of individual performance, unless we achieved a certain pre-established threshold level of corporate performance in respect of either the revenue or non-GAAP operating income target for the applicable quarterly or annual period. Additionally, the 2020 Cash Incentive Plan provided for a (i) a payout at 90% of the target bonus opportunity amount for the applicable quarterly or annual period if either of our revenue or non-GAAP operating income (loss) performance equaled or exceeded the “threshold” amounts for such period, (ii) payout at the target bonus opportunity amount for the applicable quarterly or annual period if we attained both of the revenue targets and non-GAAP operating income targets for such period, (iii) a payout capped at 115% of the target bonus opportunity amount for the applicable quarterly or annual period if either of our revenue or non-GAAP operating income (loss) performance equaled or exceeded the “stretch” amounts for such period, and (iv) a payout capped at 120% of the target bonus opportunity amount for the applicable quarterly or annual period if both of our revenue and non-GAAP operating income (loss) performance equaled or exceeded the “stretch” amounts for such period.

The Compensation Committee chose to use revenue and non-GAAP operating income as the corporate performance metrics under the 2020 Cash Incentive Plan, as the Company has always tied its levels of investment to the revenues it planned to achieve. Additionally, these measures work to promote the alignment of stockholder interests with those of our executive officers, because they represent key financial measures used by us and our analysts reporting our financial results and may significantly impact our stock price. The cap on total payouts of the revenue and non-GAAP operating income components were set to manage potential incentive compensation costs and avoid incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for these named executive officers.

The relevant performance targets under the 2020 Cash Incentive Plan, as pre-established and automatically adjusted for each quarter and/or annual period to reflect the percentage of subscription-based revenues, are disclosed below. Quarterly and/or annual bonus payouts earned for corporate performance between these performance targets were determined through linear interpolation.

Period	Corporate Performance Metric
	“Threshold” Payout		“Target” Payout		“Stretch” Payout
($m)	Revenues	Non-GAAP Operating Income (Loss)*	Revenues	Non-GAAP Operating Income (Loss)*	Revenues	Non-GAAP Operating Income (Loss)*
Q1 2020	$ 59.5	($ 16.9)	$ 60.2	($ 16.5)	$ 61.0	($ 16.2)
Q2 2020	$ 66.5	($ 11.0)	$ 67.9	($ 10.6)	$ 69.4	($ 10.3)
Q3 2020	$ 76.0	($ 3.0)	$ 77.6	($ 2.6)	$ 79.3	($ 2.2)
Q4 2020	$ 87.0	$ 5.0	$ 89.3	$ 5.5	$ 91.7	$ 5.9
Full Year	$ 289.0	($ 25.9)	$ 295.0	($ 24.2)	$ 301.4	($ 22.8)

*Non-GAAP operating income (loss) is calculated as operating income (loss) as included in our annual and/or quarterly financial statements, excluding (i) stock-based compensation expense, (ii) payroll tax expense related to stock-based compensation, (iii) amortization of acquired intangible assets, and (iv) acquisition-related expenses.

Determination of 2020 Cash Incentive Award Payouts

During the first quarter of 2020 our business was significantly and adversely affected due to the COVID-19 pandemic, as a result of which the first quarter performance metrics under both Mr. Faitelson’s and Mr. Melamed’s 2020 Cash Incentive Plan (challenging metrics which were determined before the pandemic escalated) were not met and no bonus payouts were made to them. Despite the challenge of meeting the pre-pandemic financial targets, our Compensation Committee, with the support of Mr. Faitelson and Mr. Melamed, decided not to revise Mr. Faitelson’s and Mr. Melamed’s performance-based cash compensation to reflect the adverse economic conditions. Our Compensation Committee believed it was important not to make any adjustments to performance-based cash for 2020 despite challenges posed by global COVID-19, in order to maintain the Company’s pay-for-performance culture, as underpinned by the aggressive and difficult-to-achieve goals set for Mr. Faitelson and Mr. Melamed, and to retain the close alignment of management and stockholder interests.

For fiscal 2020, based on corporate performance, including revenues of $292.7 million and non-GAAP operating loss of $4.4 million, and individual performance, Mr. Faitelson was awarded cash quarterly and annual bonuses in the aggregate amount of $367,168, and Mr. Melamed was awarded cash quarterly and annual bonuses in the aggregate amount of $208,618. Each of Messrs. Faitelson and Melamed thus achieved 83.45% of their target bonus opportunities on an annual basis. These bonus amounts included, for Mr. Faitelson, aggregate amounts of $241,180 allocated to revenues (weighted at 67.5% of total bonus payout) and $89,271 allocated to non-GAAP operating income (weighted at 22.5% of total bonus payout), and for Mr. Melamed, aggregate amounts of $137,035 allocated to revenue (weighted at 67.5% of total bonus payout) and $50,723 allocated to non-GAAP operating income (weighted at 22.5% of total bonus payout).

The Compensation Committee subsequently determined to allocate toward individual performance for Mr. Faitelson, $36,717, and for Mr. Melamed, $20,860 (each weighted at 10% of total bonus payout) for (i) managing the Company effectively through the COVID-19 crisis, (ii) increasing the Company’s liquidity through accessing the capital markets, (iii) completion of the transition to a subscription-based model in one year and (iv) completion of the Polyrize acquisition. As noted above, no discretionary bonus payouts were made for the first quarter of 2020.

The following table illustrates in summary format the operation of the 2020 Cash Incentive Plan, including the amounts actually awarded:

				Revenues				Non GAAP Operating Income (Loss)				Individual Performance
Named Executive Officer	Percentage of Base Salary Allocated to Target Bonus Opportunity	Target Bonus Opportunity	Period	Corporate Performance		Allocation Within Executive’s Bonus		Corporate Performance		Allocation Within Executive’s Bonus		Allocation Within Executive’s Bonus		Total Bonus Amount Awarded
				Target	Actual	Weight	Actual Bonus Payout	Target	Actual	Weight	Actual Bonus Payout	Weight	Actual Bonus Payout
				(in millions )				(in millions )
Yakov Faitelson	82.7%	$440,000	Q1	$ 60.2	$ 54.2	67.5%	$ 241,180	($ 16.5)	($ 17.4)	22.5%	$ 89,271	10.0%	$ 36,717	$ 367,168
			Q2	$ 67.9	$ 66.6			($ 10.6)	($ 4.0)
			Q3	$ 77.6	$ 76.8			($ 2.6)	$ 3.1
			Q4	$ 89.3	$ 95.2			$ 5.5	$ 1.0
			FY	$ 295.0	$ 292.7			($ 24.2)	($ 4.4)
Guy Melamed	65.8%	$250,000	Q1	$ 60.2	$ 54.2	67.5%	$ 137,035	($ 16.5)	($ 17.4)	22.5%	$ 50,723	10.0%	$ 20,860	$ 208,618
			Q2	$ 67.9	$ 66.6			($ 10.6)	($ 4.0)
			Q3	$ 77.6	$ 76.8			($ 2.6)	$ 3.1
			Q4	$ 89.3	$ 95.2			$ 5.5	$ 13.9
			FY	$ 295.0	$ 292.7			($ 24.2)	($ 4.4)

Messrs. O’Boyle and Raz

Bonus Amounts and Performance Metrics

We establish sales commission plans for certain of our employees and executive officers (other than our most senior executive officers, Messrs. Faitelson and Melamed, who instead participate in the 2020 Cash Incentive Plan) to encourage and reward contributions to our long-term revenue growth.

As heads of specific divisions of our Company, Messrs. O’Boyle and Raz participated in their own individual 2020 Sales Compensation Plan. Under these plans, Mr. O’Boyle was entitled to annual sales commissions based on the revenues which we generated from the sale of our products and services worldwide, and Mr. Raz was entitled to annual commissions based on certain renewal rate criteria, as described below. For 2020, the Compensation Committee, advised by Compensia and based on a review of factors including the scope of job responsibilities, individual execution of Company strategies and contributions to Company success, Company-wide performance, and comparability to market compensation, maintained the annualized target commission opportunity from 2019 for each of Messrs. O’Boyle and Raz. Effective as of January 1, 2020, the annual target sales commission opportunities for Messrs. O’Boyle and Raz were $350,000 and $40,000, respectively. In April 2020, in light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions, the Compensation Committee approved a 10% reduction in the annual bonus of Messrs. O’Boyle and Raz while retaining the respective targets at their pre-pandemic levels consistent with the decision not to modify the Cash Incentive Award targets for Mr. Faitelson and Mr. Melamed. The Compensation Committee believed it was important to keep the aggressive pre-pandemic financial targets in order to ensure the close alignment of management and stockholder interests. Thereafter, in July 2020, in line with a partial reinstatement of their 2020 base salaries, the Compensation Committee approved a readjustment to annual target commission bonus, by reinstating an amount equal to half of the original cuts as of July 2020. Accordingly, for 2020 the annual target commission bonus of Messrs. O’Boyle and Raz were as follows:

Named Executive Officer	Target Commission Bonus Amount (% of salary after COVID-19 salary reduction)
James O’Boyle	$335,000 (100%)
Gilad Raz	$38,000 (11.1%)

Pursuant to their 2020 Sales Compensation Plan, each of Messrs. O’Boyle and Raz had the opportunity to earn an annualized target commission for the year if the annualized earned net revenues target or certain renewal rate criteria, as applicable, was met, or a pro rata portion of their target compensation if their annualized earned net revenues or certain renewal rate criteria, as applicable, fell below such target. For Mr. O’Boyle, for any amount in excess of 100% of the annualized earned net revenues target for 2020, he was entitled to receive 1.5% of any such excess. For Mr. Raz, for an achievement of 100% of the renewal rate criteria, he was entitled to 125% of the target commission bonus amount.

“Earned net revenues” refer to credited sales value that was actually collected by us. Thus, Mr. O’Boyle, who participated in the 2020 Sales Compensation Plan, as well as named executive officers who participated in sales compensation plans from prior years, only became entitled to receive their commission bonus payments after we collected the net revenues relating to such payments for those prior years. For 2020, Mr. O’Boyle was eligible to receive a portion of his commission upon the execution of a sale and the remainder upon collection of outstanding fees owed for that sale. The earned net revenues target under the 2020 Sales Compensation Plan is $335 million.

“Renewal rate criteria” refers to the annual value of our subscription renewals divided by the expected annual value. This expected amount takes into consideration certain criteria, including the original purchase price, contract length and renewal timing. While the commission plan for Mr. Raz is reviewed annually, for 2020, Mr. Raz was eligible to receive his commission on a quarterly basis.

Determination of 2020 Sales Compensation Plan Bonus Payouts

Mr. O’Boyle received in 2020 an aggregate amount of commissions equal to $268,877, which represented the sum of (i) $165,304 resulting from collected net credited sales value under the 2020 Sales Compensation Plan; and (ii) $103,573 resulting from collected net revenues under his Sales Compensation Plans from 2019 to 2016. Assuming 100% collection of 2020 net revenues, Mr. O’Boyle would receive an additional amount equal to $152,838 as a commission bonus pursuant to the 2020 Sales Compensation Plan (which would be aggregated with the $165,304 already earned under the 2020 Sales Compensation Plan toward the target commission opportunity of $332,500 set for Mr. O’Boyle in 2020 (such target amount reflects the reduction from the initial amount of $350,000 attributed to the global COVID-19 pandemic)).

Mr. Raz received in 2020 an aggregate amount of commissions equal to $33,928, which represented the sum of (i) $23,567 resulting from collected net credited sales value under the 2020 Sales Compensation Plan; and (ii) $10,361 resulting from collected net revenues under his Sales Compensation Plans from 2019 and 2018. Mr. Raz would receive an additional amount equal to $7,520 as a commission bonus pursuant to the 2020 Sales Compensation Plan (which would be aggregated with the $23,567 already earned under the 2020 Sales Compensation Plan towards the target commission opportunity of $38,000 set for Mr. Raz in 2020 (such target amount reflects the reduction from the initial amount of $40,000 attributed to the global COVID-19 pandemic)).

Long-Term Equity Incentive Awards

The Compensation Committee grants stock-based awards under our 2013 Omnibus Equity Incentive Plan (the “2013 Plan”) to our named executive officers in order to provide long-term incentive compensation opportunities which align the long-term interests of management with those of the Company and its stockholders. The Compensation Committee believes that stock-based awards incentivize our named executive officers to optimize our long-term business performance and stockholder value.

Stock-based awards to our named executive officers are approved on an annual basis in amounts determined by the Compensation Committee. Below is a summary of the long-term incentive vehicles awarded to our named executive officers in fiscal 2020.

Element	Purpose	Key Features

Performance-vesting RSUs (PSUs) (Chief Executive Officer only*)	Incentivize continued focus on short- and long-term performance.

●     PSUs earned based on achievement of annual recurring revenue target over one annual performance period during fiscal year 2020.

●     Subject to the achievement of the target, all earned PSUs shall be vested on February 28, 2023.

Time-vesting RSUs (RSUs)	Promote retention of key talent in competitive industry.	● Four-year vesting annually.

* As of 2021, all of our NEOs’ long-term incentive vehicles awarded will be comprised of time-vesting RSUs as well as PSUs

RSU Grants (CEO and Other NEOs)

In February 2020, the Compensation Committee approved a regular annual grant of time-based RSU awards under the 2013 Plan to Messrs. Faitelson, Melamed, O’Boyle, Bass and Raz (the “February 2020 RSU Awards”). One quarter of the February 2020 RSU Awards will vest annually upon the last calendar day of the month of February, beginning on February 28, 2021, subject to the executive officer’s continued service with us on each applicable vesting date. The February 2020 RSU Awards will be settled in shares of the Company’s common stock within 30 days of each applicable vesting date, subject to the terms and conditions set forth in the applicable RSU award agreement.

In determining the size of the awards granted to each named executive officer, the Compensation Committee intended to reward and motivate our named executive officers to drive the financial performance of the Company. The Compensation Committee targeted award sizes that would be within a reasonably competitive range of market practice among the Company’s peers; however, Mr. Faitelson’s grant under the February 2020 RSU Awards was lower in comparison to our other named executive officers as he was also awarded PSUs.

The following shows the February 2020 RSU Awards granted to our named executive officers:

Named Executive Officer	Number of RSUs
Yakov Faitelson	84,972
Guy Melamed	180,000
David Bass	195,000
James O’Boyle	105,000
Gilad Raz	66,000

In addition, in April 2020, given the effects of the global COVID-19 pandemic on the Company’s business, our Board of Directors and the Compensation Committee approved a reduction in the base salary of our named executive officers. In light of such salary reductions, the Compensation Committee approved a one-time grant of time-based RSU awards under the 2013 Plan to our named executive officers (the “April 2020 RSU Awards”). The April 2020 RSU Awards will vest on the 13 month anniversary of the grant date, which is May 31, 2021, subject to the applicable executive officer’s continued service with us. The April 2020 RSU Awards will be settled in shares of the Company’s common stock within 30 days of vesting date, subject to the terms and conditions set forth in the applicable RSU award agreement.

The following shows the April 2020 RSU Awards granted to our named executive officers:

Named Executive Officer	Number of RSUs
Yakov Faitelson	3,045
Guy Melamed	2,175
David Bass	2,325
James O’Boyle	3,807
Gilad Raz	2,175

PSU Grant (CEO)

During its annual executive compensation review in February 2019, the Compensation Committee determined to introduce PSUs to our Chief Executive Officer’s executive compensation package for the first time, and to allocate 50% of his long-term equity compensation to PSUs and 50% to RSUs.

PSU Amount and Performance Metrics

2020 PSUs

The PSUs awarded to Mr. Faitelson in 2020 (the “2020 PSUs”) are earned based on the achievement of an annual recurring revenues target over a one-year performance period of fiscal 2020. The one-year performance period design of the 2020 PSU grant is consistent with other companies in the technology sector, where the rapid expansion and evolution of many companies, including our Company as illustrated by the completion of our subscription transition in just over one year, makes performance more difficult to estimate over a longer period, and structuring the 2020 PSU grant in this manner ensures a continued focus on short and long-term performance. To the extent earned after this one-year performance period, the 2020 PSUs only vest on February 28, 2023, subject to Mr. Faitelson’s continued employment at the end of such period. If Mr. Faitelson’s employment terminates prior to this date, he will not receive the earned 2020 PSUs, as they will not be vested. The target number of shares underlying the 2020 PSUs was 84,972 (determined based on a fair market value on the date of grant equal to $2,617,421 divided by the closing price of a share of Common Stock on the date of grant (rounded down to the nearest whole share of Common Stock)), with a maximum payout opportunity capped at 200% of target shares.

We believe that these grant terms, which required Mr. Faitelson to meet challenging performance targets for the year ending December 31, 2020, optimized Mr. Faitelson’s “at-risk” compensation and encouraged him to lead our Company in line with a longer-term strategic business plan carefully set out at the inception of the grant period. We used annual recurring revenues as a performance measure for our Chief Executive Officer’s 2020 PSUs because (i) investors generally place a higher relative value on companies with significant recurring revenues;(ii) ARR aligns with how our customers are increasingly purchasing our solutions and how we are managing our business as we offer more and more solutions through subscriptions; and (iii) ARR was a more appropriate metric as we were completing the subscription transition. Additionally, the vesting period until February 28, 2023 is intended to promote Mr. Faitelson’s retention at our Company as a critical executive in a competitive industry.

The performance target for annual recurring revenues for 2020, along with the 2020 PSU payout, was as follows:

ARR Target	Earned PSUs (Expressed as a Percentage of Target Number of PSUs Subject to Grant and Absolute Amount)
Less than $270 million	0% of PSUs will be earned
$270 million	50% of PSUs will be earned or 42,486
$273.5 million	100% of PSUs will be earned or 84,972
$284.5 million	200% of PSUs will be earned or 169,944

2019 PSUs

In addition, in 2019 Mr. Faitelson was granted PSUs which are earned and vest in three equal installments based on the achievement of applicable annual 2019, 2020 and 2021 target percentages of total license revenue derived from subscription revenue (the “2019 PSUs”). To the extent earned, each tranche vests in the year following the applicable one-year performance period. Upon vesting and after all applicable tax withholding, shares earned in respect of the 2019 and 2020 performance periods will be placed in a trust account or otherwise retained by the Company and only paid to Mr. Faitelson on February 28, 2022, subject to his continued employment to such payment date. If Mr. Faitelson’s employment terminates prior to this date, he will not receive the earned and vested 2019 PSUs for any of the applicable periods. The target number of shares underlying the 2019 PSUs for all three years is 115,608 (divided into approximately one-third for each of the three years), with a maximum payout opportunity capped at 200% of target shares. In respect of 2020 performance period, the target number of shares underlying the 2019 PSUs was 38,151, with a maximum payout opportunity capped at 200% of target shares.

The performance target for subscription revenue percentages for 2020, along with the 2019 PSU payout, was as follows:

Subscription Revenue Percentage for the 2020 measurement period (January 1, 2020 to December 31, 2020)	Earned PSUs (Expressed as a Percentage of Target Number of PSUs Subject to Grant and Absolute Amount)
Less than 40%	0% of PSUs will be earned
40%	50% of PSUs will be earned or 19,076
50%	100% of PSUs will be earned or 38,151
60% or more	200% of PSUs will be earned or 76,302

The 2020 performance targets were initially set in February 2019 and were based on our 2018 financial results and planned transition to a subscription model, which included considerable internal analysis and a review of the historical subscription growth rates at other companies that had undertaken a subscription transition, many of which took more than three years to complete. The performance targets were believed to be appropriately aggressive as a performance metric to incentivize strong subscription revenues growth in 2019 and thereafter, while remaining mindful of the volatility that the transition could introduce into our financial results. They were subsequently reevaluated in April 2019 after reviewing our first quarter 2019 financial results, as we saw that we were transitioning more quickly than anticipated and determined that the percentages would need to be substantially increased to remain challenging and create robust incentives. In June 2019, we (i) decreased the target number of PSUs from 66,642 to 38,536, while increasing the percentage of shares potentially available for maximum PSU payout from 170% to 200% of target, and (ii) extended the performance period from a single, one-year performance period to three one-year performance periods, based on the achievement of higher annual target subscription revenue percentages for each of three years (based on our analysis of similar companies), and for all underlying shares to be released only in 2022.

Effect of COVID-19

The negative effects of COVID-19 on our business in the first quarter of 2020 adversely impacted certain potential annual payouts to Mr. Faitelson under his PSU awards, pursuant to which grants had been made before the pandemic escalated. However, our Compensation Committee, with the support of Mr. Faitelson, decided not to revise his PSU compensation to reflect the adverse economic conditions. Additionally, our Compensation Committee did not adjust upward these PSUs, even after we experienced strong results for the fiscal year 2020. Our Compensation Committee believed it was important not to make downward or upward adjustments to these performance-based equity opportunities for 2020 despite challenges posed by COVID-19, in order to maintain the Company’s pay-for-performance culture, as underpinned by the aggressive and difficult-to-achieve goals included in the PSU awards, and to retain the close alignment of our Chief Executive Officer’s and stockholders’ interests.

Determination of PSU Payout

As of December 31, 2020, our annual recurring revenues were $287.3 million, such that 169,944 shares were earned under the 2020 PSUs (subject to the vesting period described above), which represented 200% of the target 2020 PSU amount.

For fiscal 2020, 99% of our license revenues were from subscriptions, such that 76,302 shares vested under the 2019 PSUs (subject to the deferred receipt feature described above), which represented 200% of the target 2019 PSU amount for the 2020 performance period.

Other Elements of Compensation

Perquisites and Other Benefits

We do not provide perquisites or other personal benefits to our named executive officers. Our compensation program for our named executive officers includes employee health and welfare benefits, including participation in the Company’s life, health and disability insurance and similar benefit programs (including our 401(k) plan) on the same general terms as other participants in these programs. We make matching contributions to our 401(k) plan for Messrs. Faitelson, Melamed, Raz and O’Boyle. We also provide a car allowance to certain of our employees, including, among our named executive officers, Mr. O’Boyle.

In addition, with respect to Israeli employees, we provide recreation pay as well as contributions to an education fund and to a government-mandated pension fund. Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the termination of an employee’s employment due to retirement, death, or termination without cause (and other circumstances as defined under Israeli law). We make monthly contributions on behalf of our Israeli employees, including Mr. Bass, to a pension plan. Pension plan funds provide a combination of 6.5% of the monthly salary to the pension component (including disability insurance), 8.3% of the monthly salary to the severance component and employee contributions of 6% of his or her salary to the pension component. Our full-time Israeli employees, including Mr. Bass, are entitled to participate in an education fund plan, pursuant to which each employee who participates in the plan contributes an amount equal to 2.5% of his or her salary to the education fund and we contribute 7.5% of his or her salary, up to the maximum amount exempted from tax.

Change of Control and Severance

We have entered into employment agreements with all of our NEOs. Please refer to the sections titled “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” for more information regarding the general terms of the employment agreements with Messrs. Faitelson, Melamed, Bass, O’Boyle and Raz, including termination provisions. The Company does not provide “gross-up” payments or tax reimbursements, in each case, with respect to “excess parachute payments” under Section 280G of the Internal Revenue Code (“Section 280G”) pursuant to any agreements with the named executive officers, including the employment agreements.

Managing Compensation-Related Risks

We have adopted various policies and practices intended to mitigate risks associated with our executive and director compensation programs. For a description of our claw-back policy, anti-hedging and anti-pledging policies and executive and director stock ownership guidelines and retention requirements, see “Information Regarding the Board of Directors and Corporate Governance—Other Policies and Practices.”

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee, made up entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Kevin Comolli (Chairperson)
Rona Segev-Gal

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by our named executive officers. In each case, compensation is shown for the years during which compensation disclosure was required over the last three completed fiscal years of the Company: the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, respectively.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Yakov Faitelson Chief Executive Officer and President	2020	532,000	–	5,290,849	367,168	11,400 (3)	6,201,417
	2019	560,000	–	7,399,928	523,169	11,200	8,494,297
	2018	560,000	–	7,792,500	407,472	11,000	8,770,972

Guy Melamed Chief Financial Officer and Chief Operating Officer	2020	380,000	–	5,584,606	208,618	11,400 (3)	6,184,624
	2019	400,000	–	4,164,000	297,255	11,200	4,872,455
	2018	400,000	–	3,117,000	231,518	11,000	3,759,518

David Bass(4) Executive Vice President of Engineering and Chief Technology Officer
	2020	335,826	–	6,049,415	–	51,841 (5)	6,437,082
	2019	345,725	–	4,164,000	–	54,989	4,564,715
	2018	343,027	–	2,857,250	–	54,408	3,254,685

James O’Boyle Senior Vice President of Worldwide Sales	2020	332,500	–	3,304,373	268,877	18,955 (6)	3,924,705
	2019	350,000	60,000	1,665,600	275,829	26,226	2,377,655
	2018	350,000	–	2,597,500	305,832	15,973	3,269,305

Gilad Raz Chief Information Officer and VP of Technical Services	2020	342,000	–	2,073,026	33,928	11,400 (3)	2,460,354
	2019	360,000	–	1,332,480	27,930	11,200	1,731,610
	2018	360,000	–	1,084,500	33,888	11,000	1,489,388

(1)	Represents the grant date fair value of each award computed in accordance with FASB ASC Topic 718 (“Topic 718”). For a summary of the assumptions made in the valuation of the awards, please see Note 2.k, “Accounting for Stock-Based Compensation,” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020. Pursuant to SEC rules, stock awards are reported in the year of grant. For fiscal 2020, the grant date value of Mr. Faitelson’s PSUs as reported assumed performance at the target payout level. Pursuant to SEC rules (which require us to report the maximum grant date fair value were not represented in the Summary Compensation Table), the grant date fair value of Mr. Faitelson’s 2020 PSUs assuming performance at the maximum payout level was $5,234,842. For information on Mr. Faitelson’s actual payout under the 2020 PSUs, see “Compensation Discussion and Analysis—Long-Term Equity Incentive Awards—2020 Executive Compensation Elements—PSU Grant (CEO).” For a description of the 2019 and 2018 awards, refer to the Summary Compensation Table of the Company’s Proxy Statement filed with the SEC on April 15, 2020 and March 22, 2019, respectively.

(2)	Represents performance-based (i) annual bonuses earned by Messrs. Faitelson and Melamed in respect of Company and individual performance in the applicable fiscal year and (ii) annual sales commissions paid to Messrs. O’Boyle and Raz in the applicable fiscal year. The material terms of the non-equity incentive plan compensation paid to named executive officers in our last completed fiscal year are described in the section entitled “Compensation Discussion and Analysis—2020 Executive Compensation Elements—Annual Cash Incentive Compensation.”
(3)	Represents, for 2020, Company matching contributions to the 401(k) savings plan.

(4)	Certain amounts payable to Mr. Bass were paid in New Israeli Shekels. The exchange rate used for the purpose of the Summary Compensation Table as related to fiscal year 2020 is $1.00 = NIS3.43873.

(5)	Includes, for 2020, $570 in tax gross-up payments in respect of sponsored meals and $51,271 in disability insurance benefits, contributions to pension and severance funds and recreation pay as required under Israeli law.

(6)	Includes, for 2020, $7,555 in car allowance and $11,400 in Company matching contributions to the 401(k) savings plan.

Grants of Plan-Based Awards for Fiscal 2020

The following table provides information regarding: (i) annual non-equity incentive plan awards under the Company’s 2020 Cash Incentive Plan and 2020 Sales Compensation Plan; and (ii) RSU and PSU awards under the 2013 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Yakov Faitelson		396,000	440,000	528,000	—	—	—	—	—
RSUs	2/13/2020	—	—	—	—	—	—	84,972	2,617,421
PSUs)	2/13/2020	—	—	—	42,486	84,972	169,944	—	2,617,421
RSUs	4/7/2020	—	—	—	—	—	—	3,045	56,008
Guy Melamed		225,000	250,000	300,000	—	—	—	—	—
RSUs	2/13/2020	—	—	—	—	—	—	180,000	5,544,600
RSUs	4/7/2020	—	—	—	—	—	—	2,175	40,006
David Bass	—	—	—	—	—	—	—	—	—
RSUs	2/13/2020	—	—	—	—	—	—	195,000	6,006,650
RSUs	4/7/2020	—	—	—	—	—	—	2,325	42,765
James O’Boyle		—	332,500	—	—	—	—	—	—
RSUs	2/13/2020	—	—	—	—	—	—	105,000	3,234,350
RSUs	4/7/2020	—	—	—	—	—	—	3,807	70,023
Gilad Raz		—	38,000	—	—	—	—	—	—
RSUs	2/13/2020	—	—	—	—	—	—	66,000	2,033,020
RSUs	4/7//2020	—	—	—	—	—	—	2,175	40,006

(1)	Represents the threshold, target and and/or maximum cash payout opportunities for fiscal 2020 under our 2020 Cash Incentive Plan and 2020 Sales Compensation Plan. Pursuant to their 2020 Sales Compensation Plan, each of Messrs. O’Boyle and Raz had the opportunity to earn an annualized target commission for the year if the annualized earned net revenues target or certain renewal rate criteria, as applicable, was met, or a pro rata portion of their target compensation if their annualized earned net revenues or certain renewal rate criteria, as applicable, fell below such target. As related to Mr. O’Boyle, for any amount in excess of 100% of the annualized earned net revenues target for 2020, he was entitled to receive 1.5% of any such excess. As related to Mr. Raz, for an achievement of 100% the renewal rate criteria, he was entitled to 125% of the target commission bonus amount. As a result, there was no threshold or maximum payout. For more information regarding our 2020 Cash Incentive Plan and 2020 Sales Compensation Plan, see “Compensation Discussion and Analysis—2020 Executive Compensation Elements—Annual Cash Incentive Compensation.”

(2)	Represents shares of our common stock underlying the 2020 PSUs granted under our 2013 Plan to Mr. Faitelson, which, to the extent earned after this one-year performance period, will vest on February 28, 2023, subject to Mr. Faitelson’s continued employment at the end of such period.
(3)	Represents shares of our common stock underlying RSUs granted under our 2013 Plan, subject, other than as related to grants from April 7, 2020, to ratable time-based vesting over four years upon the last calendar day of the month of February beginning on February 28, 2020, subject to the individual’s continued employment at the applicable vesting date.

(4)	Represents the grant date fair value of RSU and PSU awards computed in accordance with Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 2.k, “Accounting for Stock-Based Compensation,” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

Executive Employment Agreements

The current employment agreements with each of Messrs. Faitelson and O’Boyle became effective upon the completion of our initial public offering, and the current employment agreements with Messrs. Melamed, Bass and Raz became effective April 1, 2017, March 1, 2018 and January 1, 2019, respectively. Unless terminated earlier, the employment agreements have a term of three years following the effective date, subject to automatic one-year renewals unless either party provides ninety days’ written notice to the other prior to the expiration of the term. According to the employment agreements, each executive will receive an annual base salary, which may be increased during the employment term (but not decreased other than pursuant to an across-the-board reduction that applies to all employees or to senior executives), in the sole discretion of the Compensation Committee, and as related to our Chief Executive Officer the sole discretion of the Board of Directors after recommendation of the Compensation Committee. The current base salaries for fiscal year 2021 of Messrs. Faitelson, Melamed, O’Boyle, Bass and Raz are $560,000, $400,000, $350,000, $358,213 and $360,000, respectively.

With respect to Messrs. Faitelson and Melamed, the employment agreements also provide for an annual target bonus opportunity. Messrs. Faitelson’s and Melamed’s current annual target bonus opportunities for fiscal year 2021 are $440,000 and $250,000, respectively. With respect to Messrs. O’Boyle and Raz, the employment agreements provide for an annual target commission bonus opportunity. Messrs. O’Boyle’s and Raz’s current annual target commission bonus opportunities for fiscal year 2021 are $350,000 and $40,000, respectively.

Outstanding Equity Awards at Fiscal Year End 2020

The following table shows information regarding outstanding equity awards held by each named executive officer as of our fiscal year end, December 31, 2020.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Yakov Faitelson	2/27/2012	22,068	–	2.93	2/27/2022	–	–	–	–
	8/7/2014	255,000	–	7.00	8/7/2024	–	–	–	–
	2/20/2015	105,000	–	9.96	2/20/2025	–	–	–	–
	2/17/2016	60,000	–	5.62	2/17/2026	–	–	–	–
	2/13/2017	–	–	–		48,750(2)	2,658,663	–	–
	2/15/2018	–	–	–		225,000(3)	12,270,750	–	–
	2/14/2019	–	–	–	–	86,706(4)	4,728,656	–	–
	2/14/2019	–	–	–	–	34,779(5)	1,896,731	154,914(6)	8,448,493(7)
	2/13/2020	–	–	–	–	84,972(8)	4,634,090	–	–
	2/13/2020	–	–	–	–	–	–	169,944(9)	9,268,179(7)
	4/7/2020	–	–	–	–	3,045(10)	166,064	–	–
Guy Melamed	2/13/2017	–	–	–	–	63,750(2)	3,476,713	–	–
	2/15/2018	–	–	–	–	90,000(3)	4,908,300	–	–
	2/14/2019	–	–	–	–	168,750(4)	9,203,063	–	–
	2/13/2020	–	–	–	–	180,000(8)	9,816,600	–	–
	4/7/2020	–	–	–	–	2,175(10)	118,617	–	–
David Bass	2/13/2017	–	–	–	–	30,000(2)	1,636,100	–	–
	8/8/2017	–	–	–	–	9,000(11)	490,830	–	–
	11/7/2017	–	–	–	–	3,750(12)	204,513	–	–
	2/15/2018	–	–	–	–	82,500(3)	4,499,275	–	–
	2/14/2019	–	–	–	–	168,750(4)	9,203,063	–	–
	2/13/2020	–	–	–	–	195,000(8)	10,634,650	–	–
	4/7/2020	–	–	–	–	2,325(10)	126,798	–	–
James O’Boyle	5/12/2014	53,484	–	7.34	5/12/2024	–	–	–	–
	2/20/2015	19,464	–	9.96	2/20/2025	–	–	–	–
	2/17/2016	31,875	–	5.62	2/17/2026	–	–	–	–
	2/13/2017	–	–	–	–	18,750(2)	1,022,563	–	–
	2/15/2018	–	–	–	–	75,000(3)	4,090,250	–	–
	2/14/2019	–	–	–	–	67,500(4)	3,681,225	–	–
	2/13/2020	–	–	–	–	105,000(8)	5,726,350	–	–
	4/7/2020	–	–	–	–	3,807(10)	207,621	–	–
Gilad Raz	3/21/2014	4,500	–	13.29	3/21/2024			–	–
	5/12/2014	26,370	–	7.34	5/12/2024			–	–
	8/7/2014	4,998	–	7.00	8/7/2024			–	–
	11/11/2014	5,466	–	7.22	11/11/2024			–	–
	2/20/2015	6,150	–	9.96	2/20/2025	–	–	–	–
	2/13/2017	–	–	–	–	9,000(2)	490,830	–	–
	8/8/2017	–	–	–	–	2,250(11)	122,708	–	–
	11/7/2017	–	–	–	–	3,750(12)	204,513	–	–
	2/15/2018	–	–	–	–	22,500(3)	1,227,075	–	–
	8/2/2018	–	–	–	–	7,500(13)	409,025	–	–
	2/14/2019	–	–	–	–	54,000(4)	2,944,980	–	–
	2/13/2020	–	–	–	–	66,000(8)	3,599,420	–	–
	4/7/2020	–	–	–	–	2,175(10)	118,617	–	–

(1)	Represented unvested shares subject to RSUs. The market value is based on the closing price of our common stock on December 31, 2020, which was $54.54 per share on a split-adjusted basis.

(2)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 28, 2018, subject to the grantee continuing to be employed by us through each such date.

(3)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 28, 2019, subject to the grantee continuing to be employed by us through each such date.

(4)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 29, 2020, subject to the grantee continuing to be employed by us through each such date.

(5)	Represents PSUs that were earned (76,302 shares) on February 6, 2020 based on the achieved target performance level in 2019 after effecting a sale of 41,523 shares on March 2, 2020 for the purpose of covering tax due in connection with the earned PSUs. The 34,779 shares will be released on February 28, 2022 to Mr. Faitelson subject to Mr. Faitelson’s continued employment through February 28, 2022.

(6)	Represents the number of PSUs that were eligible to performance vest at the target performance level in 2021 and 2022, based on performance periods for 2020 and 2021, respectively. One-half of these PSUs became eligible to time-vest at this level on February 28, 2021, based on the results of our performance in 2020, and will be released to Mr. Faitelson subject to Mr. Faitelson’s continued employment through February 28, 2022. An additional one-half are eligible to time vest on February 28, 2022, subject to Mr. Faitelson’s continued employment through February 28, 2022 and the achievement of applicable performance targets in 2021. In accordance with SEC rules and based on our financial performance in 2020, this table shows the number of shares underlying the outstanding PSU award assuming a payout at the maximum level for the two performance periods. The actual number of shares and value of compensation related to the PSUs that may vest in 2022 (corresponding to performance period of 2021) will depend on the extent to which the awards vest and are earned in accordance with our financial performance and, with respect to value, the price of our common stock at the time of vesting.

(7)	The market value is based on the closing price of our common stock on December 31, 2020, which was $54.54 per share on a split-adjusted basis.

(8)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 28, 2021, subject to the grantee continuing to be employed by us through each such date.

(9)	Based on the results of our performance in 2020 and subject to Mr. Faitelson’s continued employment through February 28, 2023, these PSUs will vest on February 28, 2023. In accordance with SEC rules and based on our financial performance in 2020, this table shows the number of shares underlying the outstanding PSU award assuming a payout at the maximum level for the performance period. The value of compensation related to the PSUs that may vest on February 28, 2023 (corresponding to performance period of 2020) will depend on the price of our common stock at the time of vesting. For more information, see “Compensation Discussion and Analysis—2020 Executive Compensation Elements—Long-Term Equity Incentive Awards.”

(10)	The shares subject to the RSU award vest in one installment on May 31, 2021, subject to the grantee continuing to be employed by us through each such date.

(11)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of August beginning on August 31, 2018 subject to the grantee continuing to be employed by us through each such date.

(12)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of November beginning on November 30, 2018, subject to the grantee continuing to be employed by us through each such date.

(13)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of August beginning on August 31, 2019 subject to the grantee continuing to be employed by us through each such date.

Option Exercises and Stock Vested for Fiscal 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Yakov Faitelson	-	-	281,454(3)	7,526,080
Guy Melamed	-	-	168,750	4,512,375
David Bass	-	-	168,000	4,844,560
James O’Boyle	5,625	167,306	90,000	2,406,600
Gilad Raz	4,410	125,470	60,000	1,828,165
(1)	The value realized on exercise of stock option awards is based on the difference between the closing market price of our common stock on the date of exercise of the option award and the exercise price of the option.

(2)	The value realized on vesting of stock awards granted is based on the closing market price of our common stock on the date of vesting of the stock award.

(3)	Includes 76,302 PSUs that were earned on February 6, 2020 based on the achieved target performance level in 2019. Out of these 76,302 shares, 41,523 shares were sold on March 2, 2020 for the purpose of covering tax due in connection with the earned PSUs. The remaining 34,779 shares will be released on February 28, 2022 to Mr. Faitelson subject to Mr. Faitelson’s continued employment through February 28, 2022.

Pension Plans

We did not maintain a pension plan requiring disclosure under SEC rules for any of our named executive officers in fiscal year 2020.

Non-Qualified Deferred Compensation

We did not maintain a non-qualified deferred compensation plan for any of our named executive officers in fiscal year 2020.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Provisions of Employment Agreements

Upon a termination by us without “cause” (as defined in the respective employment agreements) or upon a termination by the executive for “good reason” (as defined in the respective employment agreements) and provided that the executive signs and does not revoke a general release of claims, the executive will be entitled to the following severance benefits: (i) with respect to Messrs. Faitelson and O’Boyle, a lump sum payment equal to one time the executive’s base salary, and with respect to Messrs. Melamed, Bass and Raz, a lump sum payment equal to one-half times the executive’s base salary; and (ii) with respect to Messrs. Faitelson and Melamed, an amount equal to a pro rata portion of the annual bonus that each would have earned for the year of termination based on actual performance, and with respect to Messrs. O’Boyle and Raz, an amount equal to the amount of the annual commissions earned but not paid prior to the executive’s date of termination.

Upon a termination by us without “cause” or upon a termination by the executive for “good reason” within the one-year period following a “change in control” (as defined in the respective employment agreements) (and, in the case of Mr. Bass, provided that he signs and does not revoke a general release of claims), the executive will be entitled to the following enhanced severance benefits: (i) for Messrs. Faitelson and O’Boyle, a lump sum payment equal to one and a half times the executive’s base salary and for Messrs. Melamed, Bass and Raz, a lump sum payment equal to one time the executive’s base salary, (ii) for Messrs. Faitelson and Melamed, an amount equal to the executive’s target annual bonus for the year of termination, and for Messrs. O’Boyle and Raz, an amount equal to the executive’s target annual commission opportunity for the year of termination to the extent not previously paid, and (iii) for Messrs. Faitelson, Melamed, O’Boyle and Raz, immediate vesting of all of the executive’s then outstanding equity-based awards (referred to as “double trigger” vesting).

The employment agreement with Mr. Bass also provides that upon a “change in control” (as defined in the 2013 Plan and related agreements), Mr. Bass will be entitled to immediate vesting of all of his outstanding equity-based awards. Additionally, the employment agreement with Mr. Raz provides that upon a “change in control” (as defined in the 2013 Plan and related agreements), Mr. Raz will be entitled to immediate vesting of 50% of his outstanding equity-based awards.

If the executive’s employment is terminated by us for cause, due to death or “disability” (as defined in the respective employment agreements) or due to the executive’s resignation without good reason, the executive will not be entitled to any further compensation or benefits other than any accrued but unpaid base salary, reimbursement for any business expenses properly incurred by executive prior to the date of termination and vested benefits, if any, to which the executive may be entitled under the terms of the Company’s employee benefit plans as of the date of termination.

The Company does not provide gross-up payments or tax reimbursements, in each case, with respect to “excess parachute payments” under Section 280G. The employment agreements of Messrs. Faitelson, Melamed, O’Boyle and Raz do provide that, in the event that any payments treated as “parachute payments” (within the meaning of Section 280G) made to the executive would fail to be deductible to the Company due to the impact of Section 280G, and subject the executive to the excise tax provisions of Section 4999 of the Internal Revenue Code, such payments would be reduced to an amount that would not trigger the loss of deduction and excise tax, unless the executive would be in a better economic position (on an after-tax basis) in receiving all amounts and paying the excise tax (and all other required taxes).

The employment agreements contain standard twelve-month post-termination non-competition and non-solicitation covenants. If the executive breaches any of the restrictive covenants, we are not required to make any of the severance payments listed above, and we can require the executive to repay any of the severance payments previously made.

Treatment of Equity

The outstanding and unvested equity awards held by our named executive officers are governed by the terms of the 2013 Plan and, in the case of certain outstanding stock options, the 2005 Stock Plan (the “2005 Plan”), as well as their respective employment agreements. For more information, see “Termination Provisions of Employment Agreements.”

Quantification

The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or termination in connection with a change in control of the Company, in each case assuming the termination and change in control occurred effective as of December 31, 2020. The amount of compensation payable to each named executive officer upon “involuntary termination without cause or for good reason,” and “involuntary termination without cause or termination for good reason following change in control,” as applicable, is shown below. The tables are prepared on a stock-split adjusted basis with respect to the number of shares and price per share based on the closing price of our common stock on the last business day of our 2020 fiscal year.

Named Executive Officer Cash Benefits and Payments upon Termination

Name	Involuntary Termination Without Cause or for Good Reason(1)	Involuntary Termination Without Cause or Termination for Good Reason Following a Change in Control(2)
Yakov Faitelson	$ 899,168	$ 1,238,000
Guy Melamed	$ 398,618	$ 630,000
David Bass	$ 167,913	$ 335,826
James O’Boyle	$ 601,377	$ 831,250
Gilad Raz	$ 204,928	$ 380,000

(1)	Includes (i) a lump sum payment equal to one times base salary for Messrs. Faitelson and O’Boyle and one-half times base salary for Messrs. Melamed, Bass and Raz and (ii) with respect to Messrs. Faitelson and Melamed, an amount equal to a pro rata portion of the annual bonus that each would have earned for the year of termination based on actual performance, and with respect to Messrs. O’Boyle and Raz, an amount equal to the amount of the annual commissions earned but not paid prior to the executive’s date of termination, as detailed in the table below:

Name	Lump Sum Cash Payment	Pro Rata Annual Bonus
Yakov Faitelson	$ 532,000	$ 367,168
Guy Melamed	$ 190,000	$ 208,618
David Bass	$ 167,913	-
James O’Boyle	$ 332,500	$ 268,877
Gilad Raz	$ 171,000	$ 33,928

(2)	Includes (i) a lump sum payment equal to one and a half times base salary for Messrs. Faitelson and O’Boyle and one times base salary for Messrs. Melamed, Bass and Raz and (ii) an amount equal to the executive’s target annual bonus for the year of termination for Messrs. Faitelson and Melamed and an amount equal to the executive’s target annual commission opportunity for the year of termination to the extent not previously paid for Messrs. O’Boyle and Raz, as detailed in the table below.

Name	Lump Sum Cash Payment	Target Bonus Payment
Yakov Faitelson	$ 798,000	$ 440,000
Guy Melamed	$ 380,000	$ 250,000
David Bass	$ 335,826	-
James O’Boyle	$ 498,750	$ 332,500
Gilad Raz	$ 342,000	$ 38,000

Named Executive Officer Acceleration of Vesting of Options and RSUs upon Change in Control or Termination

	Change in Control		Involuntary Termination within One Year of Change of Control(1)
Name	Number of Shares Underlying Accelerated RSUs and Options	Value of Shares Underlying Accelerated RSUs and Options(2)	Number of Shares Underlying Accelerated RSUs and Options	Value of Shares Underlying Accelerated RSUs and Options
Yakov Faitelson	–	–	645,681(3)	$ 35,213,289
Guy Melamed	–	–	504,675	$ 27,523,292
David Bass	491,325(4)	$ 26,795,228	–	–
James O’Boyle	–	–	270,057	$ 14,728,009
Gilad Raz	83,589(5)	$ 4,558,665	83,589	$ 4,558,665

(1)	The employment agreements for Messrs. Faitelson, Melamed, O’Boyle and Raz provide for immediate vesting of all of the executive’s then outstanding equity-based awards upon a qualifying termination within 12 months following a change in control transaction. Acceleration of the outstanding equity awards would also occur in the event that the awards are not assumed or substituted by the acquiring company in the change in control transaction. In the event that outstanding equity awards are assumed or substituted in connection with the change in control transaction, the outstanding awards would vest on a double trigger basis, requiring a qualifying termination of employment upon or following the change in control.

(2)	The value is based on the closing market price of our common stock on December 31, 2020, which was $54.536.

(3)	Mr. Faitelson shares include 448,473 unvested RSUs, 34,779 earned and unvested PSUs granted in February 2019, 77,457 unearned and unvested PSUs granted in February 2019 and 84,972 unearned and unvested PSUs granted in February 2020, in each case and as related to unearned and unvested PSUs assuming a payout at the target level, in accordance with the terms of the 2013 Plan, for the applicable performance periods.

(4)	Mr. Bass’s employment agreement provides that upon a change in control transaction, Mr. Bass will be entitled to immediate vesting of all of his outstanding equity-based awards.

(5)	Mr. Raz’s employment agreement provides that upon a change in control transaction, Mr. Raz will be entitled to immediate vesting of 50% of his outstanding equity-based awards.

DIRECTOR COMPENSATION

The Compensation Committee, with input from its independent compensation consultant Compensia, periodically reviews and evaluates director compensation and makes recommendations to the Board. Our Board reviews director compensation periodically to ensure that the director compensation package remains competitive such that we are able to recruit and retain qualified directors. Certain highlights of Board compensation are included below.

Restricted stock units	On average, our non-employee directors currently receive more than 80% of their annual compensation from us in the form of RSUs (based on the grant date fair value of approximately $171,000 for annual grants (such amount reflects a 10% reduction in the value of the equity compensation of the non-employee directors approved by our Board of Directors in April 2020 in light of the disruption and uncertainty created by the global COVID-19 pandemic)).
Director stock ownership guidelines	Each of our directors is required to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least five times his or her aggregate annual cash retainer, by the date of the fifth anniversary of his or her appointment (provided that directors as of the date of the guidelines’ adoption must achieve their applicable levels of ownership on an accelerated basis, within two years after adoption). For more information, see “Information Regarding the Board of Directors and Corporate Governance—Other Policies and Practices.”
Compensation review	The Compensation Committee reviews the appropriateness of our director compensation.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. None of our employee directors receives additional compensation for his or her service on the Board.

Non-employee directors receive the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis:

●	$30,000 per year for service as a Board member;

●	$20,000 per year for service as the chairperson of the Audit Committee and $7,500 per year for service as a member (other than as chair) of the Audit Committee;

●	$10,500 per year for service as the chairperson of the Compensation Committee and $5,000 per year for service as a member (other than as chair) of the Compensation Committee;

●	$7,500 per year for service as the chairperson of the Nominating and Corporate Governance Committee and $3,500 per year for service as a member (other than as chair) of the Nominating and Corporate Governance Committee;

●	$7,500 per year for service as the chairperson of the Technology Committee and $3,500 per year for service as a member (other than as chair) of the Technology Committee; and

●	$19,000 per year for services as Lead Director.

In addition, each non-employee director is entitled to receive an award of RSUs under the 2013 Plan in the amount of $190,000 each year following the date of our Annual Meeting of Stockholders. In April 2020, in light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions, the Compensation Committee approved a 10% reduction in the value of the cash compensation and equity compensation of the non-employee members of the Board of Directors. Accordingly, in May 2020, each non-employee director received an award of RSUs under the 2013 Plan in the amount of $171,028 (which, in 2020, resulted in a grant of 7,170 RSUs). Each such RSU will vest over one year with respect to 1/12 of the RSUs upon the end of each calendar month following the date of the grant, subject to the director’s continued service on the Board. As the momentum of our business and financial performance improved throughout 2020, with the approval of the Board of Directors, our Board of Directors cash compensation reductions were fully reinstated to the pre-reduction levels in two phases, in July 2020 and January 2021. The Board did not change the size of the 2020 RSU grant.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2020, which reflects the COVID-19-related cuts and related subsequent adjustment:

Director	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation	Total ($)
Kevin Comolli	47,306	171,028	-	218,334
John J. Gavin, Jr. (2)	70,581	171,028	-	241,609
Gili Iohan	28,500	171,028	-	199,528
Ohad Korkus	32,156	171,028	-	203,184
Thomas F. Mendoza	28,500	171,028	-	199,528
Ofer Segev	35,625	171,028	-	206,653
Rona Segev-Gal	36,575	171,028	-	207,603
Fred van den Bosch	37,331	171,028	-	208,359

(1)	Represents the grant date fair value of the RSU awards granted on May 7, 2020, based on a price per share of the Company at the closing of the trading day of $23.85.

(2)	John J. Gavin, Jr. was elected as Lead Independent Director as part of the October 2019 meeting of the Board of Directors and received $18,050 for his services in 2020.

The following table shows the aggregate number of outstanding stock options and RSU awards held by each of our non-employee directors as of December 31, 2020

Director	Unexercised Options Outstanding (#)	Unvested Restricted Stock Units Outstanding (#)
Kevin Comolli	-	2,391
John J. Gavin, Jr.	99,000	2,391
Gili Iohan	-	2,391
Ohad Korkus	2,811	2,391
Thomas F. Mendoza	-	2,391
Ofer Segev	-	2,391
Rona Segev-Gal	-	2,391
Fred van den Bosch	30,000	2,391

CHIEF EXECUTIVE OFFICER PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and the Dodd-Frank Act, we are required to disclose in this proxy statement the ratio of the annual total compensation of our CEO to that of our median employee.

Pay Ratio

Based on SEC rules for this disclosure and applying the methodology described below, we estimate that the median employee’s annual total compensation for 2020 was approximately $194,333. Thus, the ratio of our CEO’s annual total compensation for 2020 to the median employee’s annual total compensation for 2020 was approximately 32 to 1 (based on our CEO’s annual total compensation for 2020 as reported in the “Executive Compensation-Summary Compensation Table” of $6,201,417).

The ratio of annual total compensation excluding equity awards for 2020 was approximately 7 to 1.

Methodology

Pursuant to SEC rules, we used the same median employee we used to calculate the pay ratio under SEC rules in fiscal 2018, who we previously identified as of December 31, 2018. In fiscal year 2020, compared to fiscal years 2019 and 2018, there was no significant change to the Company’s employee population or compensation arrangements, and the median employee’s circumstances did not change so as to impact significantly the pay ratio. We believe that annual total cash compensation is a consistently applied compensation measure at Varonis and most appropriate for determining the median employee. We calculated the annual total compensation (salary, wages, overtime, commissions and bonus) for such employee using the same methodology we used for Mr. Faitelson’s annual total compensation in the Summary Compensation Table for fiscal year 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares of our common stock subject to outstanding stock options, RSUs and PSUs under (i) our 2013 Plan and 2005 Plan, (ii) the Polyrize Security Ltd. 2019 Share Incentive Plan, as amended (the “Polyrize Plan”), which was assumed by the Company in connection with the acquisition by the Company of Polyrize Security Ltd. in the fourth quarter of 2020, and (iii) the 2013 Plan and for future purchases under our 2015 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2020. As of December 31, 2020, future grants may not be made pursuant to the 2005 Plan and Polyrize Plan. In the event of certain changes in our capitalization, such as a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding shares of our common stock, our Compensation Committee will make appropriate adjustments to (i) under our 2005 Plan, 2013 Plan and Polyrize Plan, the aggregate and individual share limits and to the number, class and/or exercise price under outstanding awards in order to prevent undue diminution or enlargement of the benefits or potential benefits available and (ii) under our ESPP, the number and class of shares or other securities that are reserved for issuance and the option price.

Plan Category	Numbers of Securities to be Issued upon Exercise of Outstanding Options, RSUs and PSUs (1)	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (2) (3)
Equity compensation plans approved by security holders	9,607,749	$ 6.89 (4)	2,451,831(5)
Equity compensation plans not approved by security holders	—	—	—
Total	9,607,749		2,451,831

(1)	Pursuant to SEC guidance, includes the number of PSUs granted to our CEO issuable at the maximum payout level.

(2)	The Company initially reserved 5,713,899 shares of common stock for issuance under the 2013 Plan. The number of shares of common stock available for issuance under the 2013 Plan was increased on January 1, 2016, and will be increased each January 1 thereafter, by four percent (4%) of the number of shares of our common stock issued and outstanding on each December 31 immediately prior to the date of increase, except that the amount of each increase will be limited to the number of shares of common stock necessary to bring the total number of shares of our common stock available for grant and issuance under the 2013 Plan to five percent (5%) of the number of shares of common stock issued and outstanding on each such December 31. Between January 1, 2016 and December 31, 2020, the share reserve under the 2013 Plan has been automatically increased by an aggregate of 16,591,665 shares.

(3)	The Company initially reserved 1,500,000 shares of common stock for purchase under the ESPP. The number of shares of common stock available for issuance under the ESPP was increased on January 1, 2016 and will be increased each January 1 thereafter, by an amount equal to the lesser of (i) one percent (1%) of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase, except that the amount of each such increase will be limited to the number of shares of common stock necessary to bring the total number of shares of common stock available for issuance under the ESPP to two percent (2%) of the number of shares of common stock issued and outstanding on each such December 31, or (ii) 1,200,000 shares of common stock. Between January 1, 2016 and December 31, 2020, the share reserve under the ESPP has been automatically increased by an aggregate of 2,106,489 shares.

(4)	Since RSU and PSU awards have no exercise price, they are not included in the weighted-average exercise price calculation in this column.

(5)	Represents, as of December 31, 2020, 976,059 shares of common stock that remained available for issuance under the 2013 Plan and 1,475,772 shares of common stock that remained available for purchase under the ESPP. There are no shares available for future grant under the 2005 Plan and under the Polyrize Plan.

TRANSACTIONS WITH RELATED PERSONS

We describe below “related party transactions,” or transactions and series of similar transactions, since the beginning of our 2020 fiscal year, to which we were a party or will be a party, in which (setting aside certain exceptions outlined in Item 404(a) of Regulation S-K):

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, director nominees, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family members thereof, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Indemnification Agreements

We have entered into indemnification agreements with certain directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

We have adopted a written related person transactions policy by which all “related party transactions” that we enter into (as defined in Item 404(a) of Regulation S-K and described above) must receive the approval of our Audit Committee, or other independent members of the Board of Directors, in the event that it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In approving or rejecting a transaction, our Audit Committee may consider all facts and information that are available and deemed relevant by the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 25, 2021 at 10:00 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/VRNS2021.

Why am I being provided with these materials?

We are providing you with a Notice of Internet Availability which contains instructions about how to access our proxy materials in connection with the solicitation by the Board of Directors to be used at the Annual Meeting and at any adjournment or postponement thereof. The Notice of Internet Availability was sent on or about April 12, 2021 to our stockholders of record as of the close of business on March 31, 2021. The proxy materials, including the Notice of Annual Meeting and this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are also available on the internet at www.proxyvote.com.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/VRNS2021. If you were a stockholder of record as of March 31, 2021 (the “Record Date”), or you own your shares in “street name” (in an account at a brokerage firm, bank, dealer or other similar organization) and hold a valid proxy for the Annual Meeting from the stockholder of record as of the Record Date, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VRNS2021;

•	assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/VRNS2021 on the day of the Annual Meeting;

•	webcast starts at 10:00 a.m. Eastern Daylight Time;

•	stockholders may vote and submit questions while attending the Annual Meeting via the Internet; and

•	you will need your 16-digit control number included on the Notice of Internet Availability of Proxy Materials (if a stockholder of record) to virtually enter the Annual Meeting. If you hold your shares in “street name”, you should contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Will I be able to participate in the virtual Annual Meeting on the same basis that I would be able to participate in an in-person meeting?

The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our stockholders. We designed the format of the virtual Annual Meeting to ensure, to the best of our ability, that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We are:

•	providing stockholders with the ability to submit appropriate questions in real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits. Live questions may be submitted online beginning shortly before the start of the Annual Meeting at www.virtualshareholdermeeting.com/VRNS2021; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. In addition, answers to appropriate live questions that we were unable to answer at the Annual Meeting will be posted on our Investor Relations website as soon as practicable after the meeting.

If you are experiencing technical difficulties with the virtual meeting platform before or during the Annual Meeting, please call 844-986-0822 (toll-free) or 303-562-9302 (international) for technical support.

Who can vote at the Annual Meeting?

Stockholder of Record

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournments thereof. On this Record Date, there were 106,152,171 shares of common stock outstanding (on a stock split adjusted basis) and entitled to vote. Each share of common stock is entitled to one vote.

If as of the close of business on March 31, 2021 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a “stockholder of record.” As a stockholder of record, you may vote virtually at the Annual Meeting or vote by proxy over the telephone, through the internet or by using a proxy card delivered to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner of Shares Held in “Street Name”

If as of the close of business on March 31, 2021 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of 2021 Annual Meeting of Stockholders is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid legal proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote.

●	Proposal 1: Election of three Class I director nominees listed in the Proxy Statement, each for a term of three years;

●	Proposal 2: Non-binding vote to approve the compensation of our named executive officers (“say-on-pay”); and

●	Proposal 3: Ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited (“E&Y”), as the independent registered public accounting firm of the Company for 2021.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “for” all the nominees to the Board of Directors or you may “withhold” your vote for any nominee you specify. For the non-binding vote to approve the executive compensation and the ratification of E&Y as our independent registered public accounting firm, you may vote “for” or “against” or abstain from voting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.

If you are a stockholder of record, there are four ways you can vote: online during the Annual Meeting, online prior to the Annual Meeting, over the telephone or by mail, as set forth below.

●	Online During the Annual Meeting. You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VRNS2021, entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials or your proxy card, and following the on-screen instructions.

●	Mail. You may vote using a proxy card that may be delivered to you. Simply complete, sign and date the proxy card where indicated and return it promptly in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity. Your signed proxy card must be received by May 24, 2021.

●	Telephone. To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number included in the Notice of Internet Availability of Proxy Materials. Your telephone vote must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2021 to be counted.

●	Online Prior to the Annual Meeting. To vote through the internet, go to www.proxyvote.com and follow the instructions on how to complete an electronic proxy card. You will be asked to provide the 16-digit control number included in the Notice of Internet Availability of Proxy Materials or proxy card. Your internet vote must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2021 to be counted.

If you are a beneficial owner of shares in “street name”, you should have received a Notice of 2021 Annual Meeting of Stockholders containing voting instructions from your broker, bank or other agent rather than from the Company. Simply follow the voting instructions in the Notice of 2021 Annual Meeting of Stockholders to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, mail, email or by other means of communication, without extra compensation. We may also reimburse brokerage firms, banks and other agents for their reasonable charges and expenses incurred in forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, it generally means that your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices of Internet Availability of Proxy Materials to ensure that all of your shares are voted.

Can I revoke my proxy or change my vote after submitting my proxy?

Yes. You may revoke your proxy or change your vote at any time before the final vote at the Annual Meeting. If you are the stockholder of record, you may revoke your proxy or change your vote in any one of the following ways:

●	Mail. You may submit another properly completed proxy card with a later date that is received no later than May 24, 2021.

●	Telephone. You may grant a subsequent proxy by telephone before the closing of those voting facilities at 11:59 p.m. Eastern Daylight Time on May 24, 2021.

●	Internet. You may grant a subsequent proxy through the internet before the closing of those voting facilities at 11:59 p.m. Eastern Daylight Time on May 24, 2021.

●	Advance Written Notice. You may send a timely written notice to the attention of our Chief Financial Officer and Chief Operating Officer at Varonis Systems, Inc., 1250 Broadway, 29th Floor, New York, NY 10001, stating that you are revoking your proxy and provided such statement is received no later than May 24, 2021.

●	Attend the Annual Meeting. You may attend the Annual Meeting and vote. Simply attending the meeting will not, by itself, revoke your proxy. In such case, only your latest internet proxy submitted will be counted.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

What is the quorum requirement?

A majority of the shares of common stock entitled to vote must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum.

What will be the result if, as a record holder, I submit my signed proxy card, but do not make specific instructions?

If, as a record holder, you properly submit your signed proxy card without making specific instructions, your shares will be voted in the manner recommended by our Board of Directors as follows: “for” each of the three Class I director nominees (Proposal No. 1); “for” the non-binding, advisory approval of the compensation of our named executive officers (Proposal No. 2); and “for” the ratification of the appointment of our independent registered public accounting firm (Proposal No. 3). If any other matters not included in this Proxy Statement properly come before the Annual Meeting, the shares represented by the proxy will be voted by the holders of the proxies in accordance with their best judgment to the extent permitted by SEC rules. The proxy may be removed at any time prior to exercise by the means discussed above under “Can I revoke my proxy or change my vote after submitting my proxy?”

What is a “broker non-vote” and how does it affect voting on each proposal?

A “broker non-vote” occurs if you hold your shares in street name (rather than as a record holder) and do not provide voting instructions to your broker on a proposal, and your broker does not have discretionary authority to vote on such proposal. See “How many votes are needed to approve each proposal?” for a discussion of which proposals do and do not permit discretionary voting by brokers.

How many votes are needed to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted.

Proposal	Vote Required	Effect of Abstention	Broker Discretionary Voting Allowed?
Proposal No. 1: Election of Directors	Plurality of votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Only votes “for” or “withheld” will affect the outcome of the vote.	Not applicable.	No, and thus will have no effect on the outcome of the vote.
Proposal No. 2: Non-Binding Approval of Compensation of Named Executive Officers	Majority of the voting power of the shares of stock entitled to vote thereon that are present in person or represented by proxy.	Will count as a vote “against” the proposal.	No, and thus will have no effect on the outcome of the vote.
Proposal No. 3: Ratification of the Appointment of E&Y	Majority of the voting power of the shares of stock entitled to vote thereon that are present in person or represented by proxy.	Will count as a vote “against” the proposal.	Yes.

A majority of votes cast means the number of shares cast “for” a proposal exceeds the number of votes cast “against” that proposal. A plurality of votes means the candidate who polls more than any other counterpart is elected (in our case, the three nominees receiving the highest number of affirmative “for” votes will be elected).

OTHER MATTERS

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Varonis stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that, we or they, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify your broker or us by contacting James Arestia, Director of Investor Relations, at 1250 Broadway, 29th Floor, New York, NY 10001, or (646) 640-2149.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of reports filed with the SEC and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal year 2020, except for the following late Form 4 filings: (i) for all of our non-employee directors, Kevin Comolli, John J. Gavin, Jr., Gili Iohan, Ohad Korkus, Thomas F. Mendoza, Ofer Segev, Rona Segev-Gal, Fred van den Bosch, with respect to the grant of 7,170 RSUs to each them on May 7, 2020 (filed on June 3, 2020), (ii) for Mr. O’Boyle with respect to the exercise of options to purchase 5,625 shares on August 3, 2020 (filed on August 6, 2020) and (iii) for Mr. Faitelson with respect to the sale of 93 shares on March 2, 2020 to cover taxes due upon vesting of certain shares (filed on December 15, 2020).

Stockholder Proposals and Nominations for 2022 Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing and be received by James Arestia, Director of Investor Relations, at 1250 Broadway, 29th Floor, New York, NY 10001, no later than the close of business on December 13, 2021, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. If, however, our 2022 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary of our 2021 Annual Meeting of Stockholders, then the deadline is a reasonable amount of time before we begin to print and send the proxy materials for the 2022 Annual Meeting of Stockholders.

If you wish to submit a proposal (including a director nomination) at the 2022 Annual Meeting of Stockholders that is not to be included in the Company’s proxy materials for that meeting, the proposal must be received by James Arestia, Director of Investor Relations, at the address above no later than the close of business on March 11, 2022 nor earlier than the close of business on February 9, 2022. The notice must contain certain information as specified in our bylaws. If, however, our 2022 Annual Meeting of Stockholders is called for a date that is not within 25 days before or after the anniversary of our 2021 Annual Meeting of Stockholders, then the deadline is not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

In no event will the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The bylaws are posted on our website at https://ir.varonis.com/corporate-governance.

By Order of the Board of Directors,

/s/ Yakov Faitelson

Chief Executive Officer, President
and Chairman of the Board of Directors

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Varonis Systems, Inc., Attn: James Arestia, Director of Investor Relations, 1250 Broadway, 29th Floor, New York, NY 10001, or (646) 640-2149. You may also access this Annual Report, along with all our filings made electronically with the SEC, including on Forms 10-Q and 8-K, on our website at https://ir.varonis.com/financials-and-filings/.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VRNS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47258-P51713 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VARONIS SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class I director nominees named herein to the Board of Directors to hold office until the 2024 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gili Iohan
02) Rachel Prishkolnik
03) Ofer Segev

The Board of Directors recommends you vote FOR the following proposals:

NOTE: To conduct such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date